Exhibit 10.65
ASSET PURCHASE AGREEMENT
Dated as of July 8, 2009
Between
FINISAR CORPORATION
and
JDS UNIPHASE CORPORATION

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TABLE OF CONTENTS
(continued)

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TABLE OF CONTENTS
(continued)

Page
Schedules

Schedule 1	—	Business
Schedule 2.1(a)	—	Transferred Assets
Schedule 2.1(b)	—	Excluded Assets
Schedule 2.2(a)	—	Assumed Liabilities
Schedule 2.6	—	Covered Licenses
Schedule 3.2	—	Allocation of Purchase Price
Schedule 5.7	—	Key Employees
Schedule 7.3(a)	—	Required Consents
Exhibits

Exhibit A	—	Disclosure Schedule
Exhibit B	—	Form of Bill of Sale
Exhibit C	—	Form of Patent Assignment
Exhibit D	—	Form of Trademark Assignment
Exhibit E	—	Form of Copyright Assignment
Exhibit F	—	Form of Transition Services Agreement
Exhibit G	—	Form of Assignment and Assumption Agreement
Exhibit H	—	Form of Legal Opinion
Exhibit I	—	Form of License Agreement
Exhibit J	—	Form of Settlement Agreement
Exhibit K	—	Buyer Disclosure Schedule
Exhibit L	—	Texas Facility Lease Agreement

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ASSET PURCHASE AGREEMENT
          ASSET PURCHASE AGREEMENT, dated as of July 8, 2009 (this “Agreement”), between JDS Uniphase Corporation, a Delaware corporation (the “Buyer”), and Finisar Corporation, a Delaware corporation (the “Seller”).
RECITALS:
          WHEREAS, the Seller is currently engaged in, among other matters, the business described in Schedule 1 attached hereto (such business being referred to herein as the “Business”);
          WHEREAS, upon the terms and conditions set forth herein, the Buyer desires to purchase, and the Seller desires to sell to the Buyer, the Business, including all right, title and interest of the Seller in, to and under the property and assets used exclusively in the Business, and in connection therewith the Buyer is willing to assume certain specified liabilities of the Seller relating thereto (the “Acquisition”); and
          NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS
     1.1 Defined Terms. Defined terms used in this Agreement have the meanings ascribed to them as follows:
          “Acquisition” shall have the meaning set forth in the Recitals.
          “Actions or Proceedings” shall mean any demand, claim, action, suit, proceeding, mediation, arbitration or investigation, which is Known by the Seller.
          “Affiliate” shall mean, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person, including Subsidiaries.
          “Agreement” shall have the meaning set forth in the introduction paragraph of this Agreement.
          “Allocation” shall have the meaning set forth in Section 3.2.
          “Ancillary Agreements” shall mean the Bill of Sale, the Patent Assignment, the Trademark Assignment, the Copyright Assignment, the Transition Services Agreement, the Assignment and Assumption Agreement, the License Agreement and the Settlement Agreement.

          “Approval” shall have the meaning set forth in Section 2.6.
          “Assigned Contracts” shall have the meaning set forth in Section 2.1(a)(iv).
          “Assignment and Assumption Agreement” shall mean that certain Assignment and Assumption Agreement dated as of the Closing Date between the Seller and the Buyer, in substantially the form of Exhibit G hereto.
          “Assumed Liabilities” shall have the meaning set forth in Section 2.2.
          “Bill of Sale” shall mean that certain Bill of Sale dated as of the Closing Date between the Seller and the Buyer, in substantially the form of Exhibit B hereto.
          “Books and Records” shall mean originals or true copies stored on computer disks or tapes or any other storage medium of all existing price lists, client and customer lists, product literature, vendor and supplier lists, user manuals, sales and marketing literature, and, subject to applicable Law, data and records pertaining to Transferred Employees, in each case used exclusively in the conduct or operation of the Business.
          “Business” shall have the meaning set forth in the Recitals.
          “Business Day” shall mean any day other than (i) a Saturday or Sunday or (ii) a day on which banks in San Francisco, California are required or authorized by law, executive order or governmental decree to be closed.
          “Business Employee” shall mean any employee of the Seller who is assigned exclusively to the Business as of the date of this Agreement, other than any employees of the Seller located in Ipoh, Malaysia.
          “Buyer” shall have the meaning set forth in the Recitals.
          “Buyer Disclosure Schedule” shall have the meaning set forth in Section 4.2.
          “Buyer Indemnified Party” shall have the meaning set forth in Section 10.1(a).
          “Buyer Losses” shall have the meaning set forth in Section 10.1(a).
          “Buyer’s Appraisal” shall have the meaning set forth in Section 3.2.
          “Claim Notice” shall have the meaning set forth in Section 10.3.
          “Closing” shall have the meaning set forth in Section 7.1.
          “Closing Date” shall have the meaning set forth in Section 7.1.
          “Closing PTO Schedule” shall have the meaning set forth in Section 5.6(e).
          “COBRA” shall have the meaning set forth in Section 5.6(d).

          “Code” shall mean the Internal Revenue Code of 1986, as amended.
          “Confidential Information” shall have the meaning set forth in Section 4.1(p)(xv).
          “Confidentiality Agreement” shall mean the Confidentiality Letter Agreement dated January 22, 2009 by and between the Buyer and the Seller.
          “Contaminants” shall have the meaning set forth in Section 4.1(p)(xviii).
          “Contracts” shall mean all written and oral contracts, agreements, leases, subleases, licenses, purchase orders, instruments, mortgages, bundling arrangements, deeds of trust, guarantees and any other contractual arrangements related to the operation of the Business, the Transferred Assets or the Assumed Liabilities.
          “Copyright Assignment” shall mean that certain Copyright Assignment dated as of the Closing Date between the Seller and the Buyer, in substantially the form of Exhibit E hereto.
          “Counterclaim” shall have the meaning set forth in Section 5.15(c).
          “Covered Licenses” shall have the meaning set forth in Section 2.6.
          “Covered License Grace Period” shall have the meaning set forth in Section 10.1(a)(ix).
          “Disclosure Schedule” shall mean the disclosure schedule provided by the Seller on the date of this Agreement and attached hereto as Exhibit A.
          “Distributors” shall have the meaning set forth in Section 4.1(v).
          “dollars” or “$” shall mean United States dollars.
          “Effective Time” shall have the meaning set forth in Section 7.1.
          “End User Agreements” shall mean agreements entered into by the Seller or any Subsidiary of the Seller in the ordinary course of business that provide customers with the non-exclusive, non-transferable, non-sublicenseable right to use a Product internally solely for such customer’s benefit (in the case of Products that include software, such agreement providing only an object code license to such software) or non-exclusive right to receive services of the Seller or any Subsidiary of the Seller, but provides no: (i) exclusivity to such customers or restrictions on the Seller’s ability to conduct any business; (ii) rights to distribute Products or make any modifications thereto, (iii) most favored nation commitments to such users, (iv) escrow of source code for the benefit of such customers, or (iv) indemnities or warranties in addition to those set forth in the Seller’s standard End User Agreements.
          “Environmental Laws” shall mean all applicable Laws or Orders relating to (i) pollution, contamination, restoration or protection of the environment, health or safety or natural resources, (ii) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (iii) noise, odor, wetlands, pollution, contamination, waste or injury or threat of injury to Persons or property.
          “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.
          “ERISA Affiliate” shall mean any Person that, together with the Seller or any of its Subsidiaries, would be deemed a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code.
          “Excluded Assets” shall have the meaning set forth in Section 2.1(b).
          “Excluded Liabilities” shall have the meaning set forth in Section 2.2(b).
          “Financial Information” shall have the meaning set forth in Section 4.1(f).
          “Field of Use” shall mean the field of network test, network measurement, network analysis, network diagnostic, and network monitoring systems and tools (both software and hardware based) in wire-based, optical/fiber-based and wireless network environments, including network and protocol analyzers, network taps, network data/traffic generators and jammers, bit error rate testers and associated software and subsystems.
          “Foreign Benefit Plan” shall have the meaning set forth in Section 4.1(n)(vi).
          “GAAP” shall mean United States generally accepted accounting principles consistently applied.
          “Governmental Authority” shall mean any federal, state, municipal, foreign or other governmental body, department, commission, board, bureau, agency, court, tribunal or instrumentality, or other entity exercising any executive, legislative, judicial, quasi-judicial, regulatory or administrative function of government.
          “Hazardous Substance” shall mean any substance that is (i) listed, classified or regulated pursuant to any Environmental Law or (ii) any petroleum or petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon.
          “Indemnified Party” shall have the meaning set forth in Section 10.3.
          “Indemnifying Party” shall have the meaning set forth in Section 10.3.
          “Indemnity Claim” shall have the meaning set forth in Section 10.3.
          “In-Licensed IP” shall have the meaning set forth in Section 4.1(p)(x).
          “Intellectual Property” shall mean Intellectual Property Rights and Technology.

          “Intellectual Property Rights” shall mean any and all intellectual property rights worldwide, including (i) Patents, copyrights, rights in mask works and industrial designs, moral rights and other rights of attribution, trade secrets, trademarks, service marks, collective marks, certification marks, rights in domain names and URLs, trade names, and trade dress, including all related goodwill; (ii) any similar, corresponding or equivalent rights to any of the foregoing, in the United States and any foreign jurisdiction, (iii) all applications, registrations, and renewals in connection with the foregoing, (iv) all joint or partial interests in any of the foregoing, and (v) all rights to pursue, recover and retain damages, costs and attorneys’ fees for past, present and future infringement or misappropriations of the foregoing.
          “Inventory” shall mean the inventory of the Seller exclusively related to the Business, wherever located (including with Distributors), including all finished goods (including demonstration units), work-in-progress and raw goods.
          “Key Customers” shall have the meaning set forth in Section 4.1(v).
          “Key Employees” shall mean the Business Employees listed on Schedule 5.7.
          “Knowledge” shall mean, with respect to the Seller, the actual knowledge of a particular fact, circumstance, event or other matter in question of each of Dave Buse, Steve Workman, Chris Brown, Cheng Liu and Rick Kilduff, in each case, after reasonable inquiry, and with respect to the Buyer, the actual knowledge of a particular fact, circumstance, event or other matter in question of each of Matthew Fawcett and Jeremy Liegl, in each case, after reasonable inquiry.
          “Landlord” shall mean TR Section Three, Ltd., a Texas limited partnership.
          “Law” shall mean any federal, state, local or foreign law, statute, common law, rule, regulation, code, directive, ordinance or other requirement of general application of any Governmental Authority, including Environmental Laws.
          “Leases” shall mean agreements under which real property is leased by the Seller or its Subsidiaries in connection with the operation of the Business.
          “Liabilities” shall mean any direct or indirect liability, indebtedness, claim, loss, damage, deficiency, obligation or responsibility, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, accrued or not, absolute, known or unknown, contingent or otherwise.
          “License Agreement” shall mean that certain License Agreement dated as of the Closing Date between the Seller and the Buyer, in substantially the form of Exhibit I hereto.
          “Licensed IP” shall mean all Intellectual Property of the Seller to be licensed to the Buyer as set forth in the License Agreement.
          “Licenses and Permits” shall mean all licenses, permits, concessions, exemptions, consents, franchises, certificates, variances, approvals and other authorizations that are required by Governmental Authorities under any applicable Law that relate exclusively to the conduct of the Business as it is presently conducted or to the ownership or use of the Transferred Assets, or that are required to permit the release any Products of the Seller that are scheduled for release within the ninety (90) days after the date hereof.
          “Lien” shall mean any lien, claim, charge, option, mortgage, pledge or security interest, rights of first refusal or rights of first offer, encumbrance (including leases, easements, licenses, zoning ordinances, covenants, conditions, restrictions and rights-of-way) or other similar right affecting real or personal property, in each case, whether arising by contract, operation of law or otherwise.
          “Material Adverse Effect” shall mean any event, change, circumstance or effect that, individually or together with other events, changes, circumstances or effects, is or could reasonably be expected to be materially adverse to the condition (financial or otherwise), properties, assets (including intangible assets), liabilities, prospects, businesses or results of operations of the Business or to have a material adverse effect on the ability of the Seller to consummate the transactions contemplated hereunder on a timely basis; provided, however, that none of the following, or any event, change, or circumstance resulting or arising from the following, shall constitute, or shall be considered in determining whether there has occurred, a “Material Adverse Effect”: (i) changes in conditions in the United States or global economy or capital or financial markets generally that do not affect the Business in a disproportionate manner as compared to other companies in such industry; (ii) changes in general legal, tax, regulatory, political or business conditions in the countries in which the Seller operates the Business or the Transferred Assets are located that do not affect the Business in a disproportionate manner as compared to other companies in such industry; (iii) general market or economic conditions in the industry in which the Seller operates that do not affect the Business in a disproportionate manner as compared to other companies in such industry; (iv) actions required by the parties pursuant to this Agreement or the Ancillary Agreements; (v) the negotiation, execution, announcement, pendency or performance of this Agreement or the Ancillary Agreements; (vi) changes in generally accepted accounting principles or the interpretation thereof that do not affect the Business in a disproportionate manner as compared to other companies in such industry; (vii) any action taken specifically required by this Agreement or taken at the written direction of the Buyer; and (viii) any natural disaster or other acts of God, acts of war, armed hostilities, sabotage or terrorism, or any escalation or worsening of any such acts of war, armed hostilities, sabotage or terrorism is threatened or underway as of the date of this Agreement that do not affect the Business in a disproportionate manner as compared to other companies in such industry.
          “Noncompetition Period” shall have the meaning set forth in Section 5.3(a).
          “Non-Inventory Purchase Orders” shall mean the written purchase orders or purchase commitments of the Seller for products or services used in the Business that are not Inventory.
          “Non-U.S. Employees” shall mean the Business Employees set forth on Section 1.1 of the Disclosure Schedule.
          “No Consent Notice” shall have the meaning set forth in Section 2.6.

          “Open Source Software” shall have the meaning set forth in Section 4.1(p)(xi).
          “Order” shall mean any order, writ, injunction, judgment, decree or ruling entered, issued, made or rendered by any court, administrative agency, arbitration tribunal or other Governmental Authority of competent jurisdiction.
          “Patent Assignment” shall mean that certain Patent Assignment dated as of the Closing Date between the Seller and the Buyer, in substantially the form of Exhibit C hereto.
          “Patents” shall mean any and all United States and foreign patent rights, including all (a) patents, (b) pending patent applications, including all provisional applications, substitutions, continuations, continuations-in-part, divisions, renewals, and all patents granted thereon, (c) all patents-of-addition, reissues, reexaminations, confirmations, re-registrations, invalidations, and extensions or restorations by existing or future extension or restoration mechanisms, including supplementary protection certificates or the equivalent thereof, and (d) all foreign counterparts of any of the foregoing.
          “Periodic Taxes” shall have the meaning set forth in Section 6.5.
          “Permitted Liens” shall mean (i) mechanics’, carriers’, workers’ or repairmen’s Liens arising in the ordinary course of business and securing payments or obligations that are not delinquent, (ii) Liens for Taxes, assessments and other similar governmental charges which are not due and payable for which adequate reserves have been established in accordance with GAAP and (iii) Liens that arise under zoning, land use and other similar Laws and other imperfections of title or encumbrances, if any, which do not materially affect the marketability of the property subject thereto and do not materially impair the use of the property subject thereto as used as of the date hereof.
          “Person” shall mean any individual, corporation, partnership, firm, limited liability company, joint venture, association, joint stock company, trust, unincorporated organization, Governmental Authority or other entity.
          “Phase 1 Process” shall have the meaning set forth in Section 5.15(a).
          “Post-Closing Tax Period” shall mean any taxable period beginning after the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period beginning after the Closing Date.
          “Pre-Closing Product Liabilities” means any Liabilities other than Warranty Liabilities arising (or alleged to have arisen) out of claims for damage or injury arising from the sale or production of Products prior to the Closing.
          “Pre-Closing Tax Period” shall mean any taxable period ending on or before the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period ending on the Closing Date.
          “Preliminary PTO Schedule” shall have the meaning set forth in Section 5.6(e).

          “Products” shall mean all products or services sold, distributed, supported or otherwise made available by the Seller or any Subsidiaries of the Seller exclusively in connection with the Business, including without limitation, any support and maintenance services related to such products.
          “PTO” shall have the meaning set forth in Section 5.6(e).
          “Purchase Price” shall mean the amount equal to the sum of (A) $40,250,000 and (B) the dollar amount set forth on the Closing PTO Schedule related to PTO of the Transferred Employees.
          “QV Firm” shall have the meaning set forth in Section 3.2.
          “Recovery” shall have the meaning set forth in Section 5.15(a).
          “Registered Transferred IP” shall have the meaning set forth in Section 4.1(p)(iii).
          “Related Persons” shall have the meaning set forth in Section 4.1(s).
          “Representatives” shall mean a Person’s directors, officers, Affiliates, employees, attorneys, accountants, financial advisors, representatives and other agents.
          “Required Consents” shall have the meaning set forth in Section 7.3(a).
          “SEC” shall mean the U.S. Securities and Exchange Commission.
          “Seller” shall have the meaning set forth in the Recitals.
          “Seller Indemnified Party” shall have the meaning set forth in Section 10.1(b).
          “Seller Losses” shall have the meaning set forth in Section 10.1(b).
          “Seller Phase 1 Expenses” shall have the meaning set forth in Section 5.15(a).
          “Seller Plan” shall mean each “employee benefit plan” (within the meaning of Section 3(3) of ERISA), and any other written, unwritten, formal or informal plan, contract, agreement, policy or other arrangement providing for employment, compensation, severance, termination pay, deferred compensation, bonus, performance awards, stock or stock-related awards, fringe benefits, disability benefits, supplemental employment benefits, vacation benefits, profit-sharing, post-retirement benefits, or other employee benefits or remuneration of any kind, in each case entered into, maintained or contributed to by the Seller or any of its Subsidiaries or with respect to which the Seller or any of its Subsidiaries has any Liability.
          “SerialTek Litigation” shall mean that certain litigation matter captioned Finisar Corporation, a Delaware corporation v. SerialTek LLC, a Delaware limited liability company, and Eric Lanning, an individual (Santa Clara Sup. Ct. filed May 18, 2009, Case No. 109CV142624).

          “Settlement Agreement” shall mean that certain Covenant Not To Sue and Settlement Agreement dated as of the Closing Date between the Seller and the Buyer, in substantially the form of Exhibit J hereto.
          “Straddle Period” shall mean any taxable period that begins on or before and ends after the Closing Date.
          “Subsidiary” and “Subsidiaries” when used with respect to any Person shall mean any other Person in which such Person directly or indirectly owns 50% or more of the aggregate voting stock. For purposes of this definition, “voting stock” means stock or other interests that ordinarily has voting power for the election of directors or managers.
          “Successor Acquisition” shall have the meaning set forth in Section 5.12.
          “Tax” or “Taxes” shall mean any taxes of any kind, including those measured on, measured by or referred to as, income, alternative or add-on minimum, gross receipts, escheat, capital, capital gains, sales, use, ad valorem, franchise, profits, license, privilege, transfer, withholding, payroll, employment, social, excise, severance, stamp, occupation, premium, value added, property, environmental or windfall profits taxes, customs, duties or similar fees, assessments or charges of any kind whatsoever, whether computed on a separate or consolidated, unitary or combined basis or in any other manner, together with any interest and any penalties, additions to tax or additional amounts (including any interest thereon) imposed by any Governmental Authority.
          “Tax Proceeding” shall have the meaning set forth in Section 6.1.
          “Tax Returns” shall mean all reports, estimates, declarations of estimated Tax, claims for refund, information statements and returns relating to, or required to be filed in connection with, any Taxes, including any schedule or attachment thereto, and including any amendment thereof.
          “Technology” shall mean any and all algorithms, business names, brand names, compositions, confidential or proprietary information or data, databases, distributor lists, designs, discoveries, domain names, drawings, formulae, ideas, inventions, know-how, logos, mask works, methods, models and model names, names, processes, research, software (including source code, object code, firmware, development tools, files, records, and data), systems, techniques, technology, trade dress, works of authorship, and general intangibles of like nature, including the media on which any of the foregoing is recorded, whether patentable or unpatentable and whether or not reduced to practice
          “Technology Systems” shall have the meaning set forth in Section 4.1(p)(xviii).
          “Termination Date” shall have the meaning set forth in Section 9.1(b).
          “Texas Facility” shall mean that certain real property located at 600 Center Ridge Drive, Suite 600, Austin, Texas 78753.

          “Texas Facility Lease Agreement” shall mean that certain Lease Agreement, dated as of May 25, 2001, as amended by that certain First Amendment to the Lease Agreement dated as of August 22, 2007 between the Seller and the Landlord related to the Texas Facility.
          “Third Party Claim” shall have the meaning set forth in Section 10.4.
          “Trademark Assignment” shall mean that certain Trademark Assignment dated as of the Closing Date between the Seller and the Buyer, in substantially the form of Exhibit D hereto.
          “Transfer Costs” shall have the meaning set forth in Section 6.4.
          “Transferred Assets” shall have the meaning set forth in Section 2.1(a).
          “Transferred Employee” shall have the meaning set forth in Section 5.6(a).
          “Transferred IP” shall have the meaning set forth in Section 2.1(a)(v).
          “Transition Services Agreement” shall mean that certain Transition Services Agreement dated as of the Closing Date between the Seller and the Buyer, in substantially the form of Exhibit F hereto.
          “U.S. Employees” shall mean the Business Employees set forth on Section 1.1 of the Disclosure Schedule.
          “Vendors” shall have the meaning set forth in Section 4.1(v).
          “VI” shall mean Virtual Instruments Corporation, a company incorporated under the laws of the Cayman Islands and formerly known as White Dove Acquisition Corporation.
          “VI License” shall mean that certain License Agreement, dated as of June 12, 2008 between the Seller and VI.
          “VI Transition Services Agreement” shall mean that certain Transition Services Agreement by and between VI and the Seller effective as of June 12, 2008.
          “Violation” shall have the meaning set forth in Section 4.1(d).
          “Warranty Liabilities” shall mean those Liabilities of the Seller and its Subsidiaries for Products shipped on or prior to the Closing Date accruing in accordance with the warranties set forth in Section 4.1(v) of the Disclosure Schedule.
          “WARN” shall have the meaning set forth in Section 4.1(o)(ii).
     1.2 Rules of Construction. References in this Agreement to any gender include references to both genders, and references to the singular include references to the plural and vice versa. The words “include,” “includes” and “including” when used in this Agreement shall be deemed to be followed by the phrase “without limitation”. Unless the context otherwise requires, references in this Agreement to Articles, Sections and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement. Unless the context otherwise requires, the words “hereof,” “hereby” and “herein” and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Article, Section or provision of this Agreement. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
ARTICLE II
PURCHASE AND SALE OF THE TRANSFERRED ASSETS
     2.1 Purchase and Sale of Transferred Assets.
          (a) Subject to the terms and conditions set forth in this Agreement, at the Closing and as of the Closing Date, the Seller shall sell, transfer, convey, assign and deliver to the Buyer, and the Buyer shall purchase and acquire, all of the Seller’s right, title and interest in, to and under all of the properties, assets, rights and claims used exclusively in or held for use exclusively in the conduct or operation of the Business as the same may exist on the Closing Date and as such Business is presently contemplated to be conducted by the Seller, whether tangible or intangible, including all right, title and interest of the Seller in, to and under the following to the extent used exclusively in or held for use exclusively in the conduct or operation of the Business and as such Business is presently contemplated to be conducted by the Seller:
          (i) any and all of the Seller’s owned or leased tangible personal property wherever located, including machinery, mobile and immobile equipment, transportation equipment, parts, test equipment, lab equipment supplies and other tangible personal property, including those listed on Schedule 2.1(a), with locations;
          (ii) the furniture and office equipment located in the Texas Facility, as listed on Schedule 2.1(a) hereof;
          (iii) the Inventory;
          (iv) any and all of the Contracts to which the Seller is a party, including all rights to receive goods and services purchased pursuant thereto and all claims and rights to take any other actions arising out of or related to such Contracts or the Transferred Assets, or in respect thereof, including those listed on Schedule 2.1(a) (“Assigned Contracts”);
          (v) any and all Intellectual Property, including those Patents listed on Schedule 2.1(a) (collectively, the “Transferred IP”), it be agreed, however, that the only Patents to be included in the Transferred IP will be (i) the Patents listed on Schedule 2.1(a) and (ii) any other Patents that are useful exclusively in the Business;
          (vi) any and all Licenses and Permits to the extent transferable under applicable Law and all rights under any licenses or permits from third parties other than Governmental Authorities, including those listed on Schedule 2.1(a);

          (vii) any and all Books and Records;
          (viii) any and all rights under express or implied warranties, representations or guarantees, and to product support or maintenance, made by suppliers furnishing goods (including the personal property and equipment referred to herein) or services to the Business or in connection with the Transferred Assets;
          (ix) any and all information systems, hardware, telephone systems, software systems, database and database systems, computers (including all computers of all Business Employees), servers, workstations, communications and networking equipment and any and all rights thereunder, including those listed on Schedule 2.1(a), it being agreed, however, that the categories of systems, computers and other equipment listed on Schedule 2.1(a) will be the only such categories of assets included in the Transferred Assets;
          (x) any and all insurance proceeds received or receivable by the Seller in respect of the Business or any Transferred Assets (as defined below) as a result of any damage or claim occurring after the Closing Date and any rights, claims or causes of action existing or arising in respect of the Business or the Transferred Assets under the Seller’s insurance policies;
          (xi) any and all claims, causes of action, choses in action, rights of recovery and rights of set-off of any kind, pertaining to or arising out of the Business and the Transferred Assets (including without limitation the SerialTek Litigation after the Closing Date) other than the portion of the Recovery payable to the Seller in accordance with Section 5.15; and
          (xii) any and all goodwill and going concern value of the Business.
     The properties, assets, rights and claims to be purchased by the Buyer pursuant to this Section 2.1(a) shall collectively be referred to herein as the “Transferred Assets.” If an asset used exclusively in or held for use exclusively for the Business is not specifically listed in Schedule 2.1(b) or referred to in Section 2.1(b) as an “Excluded Asset,” it will be deemed a “Transferred Asset.” To the extent any Transferred Asset is owned or otherwise held by a Subsidiary of the Seller, the Seller covenants and agrees that references in this Section 2.1 to the Seller shall mean the Seller and any Subsidiary of the Seller, and any such Subsidiary shall transfer, assign and sell such asset as of the Closing to the Buyer pursuant to this Section 2.1 in the same manner as if such asset were owned or otherwise held directly by the Seller.
          (b) For the avoidance of doubt, the Transferred Assets shall not include, and the Seller shall retain all of its existing right, title and interest in, to and under, each of the following assets (the “Excluded Assets”):
          (i) any tangible or intangible assets of the Seller not used exclusively in the Business;

          (ii) all cash (including checks received on or prior to the Effective Time), commercial paper, certificates of deposit and other bank deposits, treasury bills and other cash equivalents;
          (iii) all specified assets of the Business listed on Schedule 2.1(b) hereof;
          (iv) any shares of Capital Stock or other securities of VI held by the Seller;
          (v) the minute books for the board of directors, committees or stockholders’ meetings, incorporation documents, stock transfers and Tax Returns or similar or related corporate records of the Seller;
          (vi) all accounts receivable of the Business for Product shipments that occurred on or prior to the Closing Date;
          (vii) all assets owned or held by any Seller Plan or any ERISA Affiliate;
          (viii) the assets of any Seller Plan qualified under Section 401(a) of the Code;
          (ix) the portion of the Recovery payable to the Seller in accordance with Section 5.15; and
          (x) except as to the Texas Facility Lease Agreement as provided in Section 2.2(a)(iii) below, all right, title and interest in, to and under the Leases related to the Business, and all buildings, structures, fixtures and other improvements situated thereon.
     2.2 Assumption of Liabilities.
          (a) At the Closing and as of the Closing Date, the Buyer shall assume and agree to pay, discharge or perform when due the following specific Liabilities related solely to the Business and the Transferred Assets as expressly and to the extent set forth below (the “Assumed Liabilities”):
          (i) Liabilities accruing after the Closing Date pursuant to the VI License and the Assigned Contracts other than Liabilities associated with any Assigned Contract that by its terms requires Approval unless and until such Approval is obtained; provided that the Buyer shall be liable for actions taken by the Buyer after the Closing Date under any such Assigned Contract;
          (ii) Upon receipt from VI of its written consent of the assignment of Section IV Subsections (a)-(c) and Section VII of Schedule One of the VI Transition Services Agreement to the Buyer, Liabilities accruing after the Closing Date pursuant to Section IV Subsections (a)-(c) and Section VII of Schedule One of the VI Transition Services Agreement;

          (iii) If prior to the Effective Time the Landlord provides its written consent for the Buyer to assume the Texas Facility Lease Agreement, Liabilities accruing after the Closing Date pursuant to the Texas Facility Lease Agreement; provided, however, in no event shall the Buyer shall assume any liabilities arising under Environmental Laws arising from or related to the Seller’s operation of the Texas Facility on or prior to the Closing Date;
          (iv) Liabilities under the Non-Inventory Purchase Orders;
          (v) Liabilities related to the SerialTek Litigation, including without limitation any and all costs, expenses, and attorneys’ fees that may be incurred by Seller relating to the SerialTek Litigation, excepting only (a) the Seller Phase 1 Expenses and (b) all costs, fees and expenses related to the SerialTek Litigation that were incurred by Seller prior to the Effective Time; and
          (vi) Warranty Liabilities accruing in accordance with the warranties set forth in Section 4.1(v) of the Disclosure Schedule.
          (b) Notwithstanding anything set forth in Section 2.2 hereof or in Schedule 2.2(a), the Buyer shall not assume pursuant to this Agreement or the transactions contemplated hereby or otherwise any Liabilities of the Seller or any of the Seller’s Subsidiaries or other Affiliates other than the Assumed Liabilities, and the Seller and its Subsidiaries or other Affiliates shall retain all such other Liabilities, whether arising prior to, on or after the Closing Date, including:
          (i) Liabilities not related to the Business or otherwise arising with respect to the Excluded Assets;
          (ii) Liabilities arising from the breach or infringement or alleged breach or alleged infringement of third party intellectual property rights as a result of the conduct of the Business or the Products or the use of the Transferred IP or Licensed IP by the Seller or any of its Subsidiaries or Affiliates prior to the Closing Date;
          (iii) Liabilities arising prior to the Effective Time relating to any Business Employee whether or not arising under or in respect of any Seller Plan;
          (iv) Liabilities for Taxes with respect to the Pre-Closing Tax Period or related to any Excluded Assets;
          (v) Liabilities to or with respect to or incurred in connection with any Seller Plan;
          (vi) Liabilities under or relating to Environmental Laws arising prior to the Closing or related to any Excluded Asset;
          (vii) Liabilities related to any litigation involving the Business other than related to the SerialTek Litigation;

          (viii) Liabilities of the Seller or its Subsidiaries or Affiliates to any broker, finder or agent for any investment banking or brokerage fees, finder’s fees or commission with respect to the transactions contemplated by this Agreement;
          (ix) Liabilities set forth in Schedule 2.2(b);
          (x) Liabilities related to any return of Inventory or Products that the Seller or the Seller’s Affiliates are required to accept other than those pursuant to Warranty Liabilities;
          (xi) any Pre-Closing Product Liabilities;
          (xii) any and all Liabilities related to Contracts, other than Covered Licenses, that are not assigned to Buyer;
          (xiii) Liability to pay the Seller Phase 1 Expenses; and
          (xiv) Any other Liabilities, other than the Assumed Liabilities, relating to the Business, the Products, the Transferred Assets or the Business Employees arising out of the operation or ownership of the Business or the employment of the Business Employees, in each case, prior to or as of the Closing Date regardless of when such Liabilities are known by a Person.
          The Liabilities retained by the Seller and its Subsidiaries and Affiliates pursuant to this Section 2.2(b) are referred to herein as the “Excluded Liabilities.”
          (c) The Buyer covenants and agrees with the Seller that the Buyer shall be solely responsible for payment of the Assumed Liabilities effective as of the Closing. The Seller covenants and agrees with the Buyer that the Seller shall be solely responsible for the payment of all Excluded Liabilities.
     2.3 Sale of Transferred Assets and Assumption of Assumed Liabilities. The Transferred Assets shall be sold, conveyed, transferred, assigned and delivered, and the Assumed Liabilities shall be assumed, pursuant to an assignment and assumption agreement or other instruments in such form as is necessary to effect a conveyance of the Transferred Assets and an assumption of the Assumed Liabilities in the jurisdictions in which such transfers are to be made, and which in all instances shall be reasonably satisfactory to the Buyer and the Seller, to be executed (upon the terms and subject to the conditions hereof) on the Closing Date by the Seller and/or its applicable Subsidiaries and other Affiliates and the Buyer and such other assignment and assumption agreements as may be required in any such jurisdictions.
     2.4 Payments Post-Closing.
          (a) If, following the Closing Date, the Seller receives any payment or other proceeds any portion of which relates to any of the Transferred Assets or otherwise relates to the conduct or operation of the Business following the Closing Date, the Seller shall promptly remit to the Buyer the amount of any such payments. Notwithstanding the foregoing, the parties agree that the Seller shall have no obligation to remit any amount received by the Seller in payment of accounts receivable of the Business for Product shipments that occurred on or prior to the Closing Date.
          (b) If, following the Closing Date, the Buyer receives any payment or other proceeds any portion of which relates to any of the Excluded Assets, including any accounts receivable of the Business for Product shipments that occurred on or prior to the Closing Date, the Buyer shall promptly remit to the Seller the amount of any such payments.
     2.5 Tax Withholding. Notwithstanding any other provision in this Agreement, except to the extent that the Seller provides the Buyer with a certificate exempting the Seller from a withholding obligation, the Buyer (and any other Person that has any withholding obligation with respect to any payment made pursuant to this Agreement) shall be entitled to deduct and withhold from the payments to be made pursuant to this Agreement any Taxes required to be deducted and withheld with respect to the making of such payments under the Code or any other applicable provision of law. To the extent that amounts are required to be deducted and withheld, the Seller shall work with the Buyer to mitigate any such withholding requirements. To the extent that amounts are so withheld pursuant to this Section 2.5, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to such Person in respect of which such deduction and withholding was made. The Seller represents and warrants to the Buyer, that as of the date hereof, to the Seller’s Knowledge, the Seller is not aware of any withholding obligation on the part of the Buyer in connection with the consummation of the transactions contemplated hereby. Based on the information provided by the Seller as set forth in Exhibits B through D on Schedule 2.1(a)(i), the Buyer represents and warrants to the Seller that as of the date hereof, to the Buyer’s Knowledge, the Buyer is not aware of any such withholding obligation in connection with the consummation of the transactions contemplated hereby. If the Buyer becomes aware of any withholding obligation in connection with the consummation of the transactions contemplated hereby between the date hereof and the Closing Date, the Buyer will promptly, and in any event prior to any such withholding, notify the Seller of such obligation immediately upon becoming aware of such withholding obligation.
     2.6 No Assignment in Certain Circumstances. Notwithstanding anything else contained in this Agreement to the contrary, this Agreement shall not constitute an agreement to sell, convey, assign, transfer or deliver any interest in any instrument, commitment, Contract, lease, License and Permit or other agreement or arrangement or any claim, right or benefit arising thereunder or resulting therefrom if such a transfer or an attempt to make such a transfer without the authorization, approval, consent or waiver (collectively, “Approval”) of a third party would constitute a breach or violation thereof, or affect adversely the rights of the Buyer, the Seller or the Seller’s Subsidiaries and other Affiliates thereunder, or constitute a Material Adverse Effect; and any such transfer to the Buyer that requires the Approval of a third party shall be made subject only to such Approval being obtained. The Seller shall obtain any such Approvals listed on Schedule 7.3(a) prior to the Closing, and shall use commercially reasonable efforts to obtain any other required Approval, and the Buyer shall reasonably cooperate in connection therewith. Notwithstanding the foregoing, if, after commercially reasonable attempts over no fewer than five (5) days following the date hereof, the Seller determines that such Approval is not likely to be obtained using commercially reasonable efforts with respect to one or more of the agreements listed on Schedule 2.6 (the “Covered Licenses”), then the Seller shall notify the Buyer of such determination in writing (each, a “No Consent Notice”) and, thereafter, the Seller shall have no further obligation to obtain Approval with respect to the applicable Covered Licenses. The Buyer shall receive all of the Seller’s or the Seller’s Subsidiary’s and other Affiliate’s right, title and interest in any Transferred Asset with respect to which such Approval is required, including performance by the Seller or the Seller’s Subsidiary or other Affiliates, as agent; provided, however, that any and all consent and assignment costs or charges relating to such Contracts, including payments slated to be due in connection with the sale, transfer, or other disposition of the Business or Transferred Asset by the Seller, shall be paid by the Seller.
ARTICLE III
PURCHASE PRICE
     3.1 Purchase Price. The Purchase Price shall be payable in cash by wire transfer of immediately available funds to an account designated by the Seller.
     3.2 Allocation of Purchase Price. The Buyer and the Seller agree to allocate the Purchase Price among the Transferred Assets and the Assumed Liabilities (the “Allocation”) as provided in Schedule 3.2 hereof. The Buyer and the Seller agree that the Allocation shall be made pursuant to the following procedure: The Buyer shall prepare at its cost and expense and deliver to the Seller a proposed allocation of the Purchase Price and Assumed Liabilities among the Transferred Assets (“Buyer’s Appraisal”) within sixty (60) days after the Closing Date. The Seller shall accept and agree to the allocation unless such allocation is unreasonable, in which case the Seller shall deliver written notice to the Buyer within thirty (30) days after the Seller’s receipt of Buyer’s Appraisal. If the Seller so objects to the Allocation based on Buyer’s Appraisal, the Seller and the Buyer will attempt in good faith to resolve any such disagreement. If the Seller and the Buyer are unable to reach an agreement on the Allocation within thirty (30) days of the Seller’s notice of its objection to Buyer’s Appraisal, any disagreement shall be resolved by the submission of Buyer’s Appraisal and any information upon which the Seller relies to object to Buyer’s Appraisal to a qualified valuation firm mutually acceptable to the Buyer and the Seller (the “QV Firm”). In the absence of agreement with respect to the selection of the QV Firm, the Buyer shall be entitled to select the QV Firm. The Seller shall bear any and all costs incurred in engaging the QV Firm with respect to the Allocation. The Buyer and the Seller further agree to act in accordance with the Allocation (including any allocation made by the QV Firm), if any, in any Tax Returns or similar filings. In the event that any Tax authority disputes the Allocation, if any, the Seller or the Buyer, as the case may be, shall promptly notify the other party of the nature of such dispute.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES
     4.1 Representations and Warranties of the Seller. The Seller represents and warrants to the Buyer that the representations and warranties contained in this Section 4.1 are true and correct as of the date hereof, except as set forth in the Disclosure Schedule. The Disclosure Schedule shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Agreement. The disclosures in any section or subsection of the Disclosure Schedule shall qualify such other sections or subsections in this Section 4.1 only to the extent it is reasonably apparent from a reading of the disclosure item that such disclosure is applicable to such other section or subsection. A mere listing of an agreement, document or instrument is not sufficient to qualify or respond to a representation or warranty requiring disclosure, except for a representation and warranty that calls for a listing of such agreements, documents or instruments (nor shall the contents or provisions of such an agreement, document or instrument be deemed disclosed merely by a listing of the same).
          (a) Due Organization and Power. The Seller is a corporation duly organized, validly existing and in good standing under the laws of Delaware. Each of the Seller and its Subsidiaries (i) has all requisite corporate power and authority to own and lease the Transferred Assets and to operate the Business as it is now being conducted, and (ii) is in good standing and is duly qualified to do business in each jurisdiction in which the nature of the Business or the ownership, leasing or operation of the Transferred Assets makes such qualification necessary, except where the failure to so qualify or be in good standing, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect. Section 4.1(a) of the Disclosure Schedule lists all jurisdictions where the Business is currently doing business, or where the Transferred Assets are located.
          (b) Subsidiaries.
          (i) The Seller does not own or hold, directly or indirectly, any equity interest of any kind in any Person that conducts the Business or owns assets or properties or conducts operations used or held for use in, or related to, the Business; and
          (ii) Neither the Seller nor any of its Subsidiaries has, owns or controls (of record or beneficially), directly or indirectly, any interest in any other Person, or is a party to or participant in any partnership, joint venture or other similar investment, related to the Business. Neither the Seller nor any of its Subsidiaries is subject to any obligation or requirement to provide funds to or make any investment (whether in the form of a loan, capital contribution or otherwise) in any Person related to the Business.
          (c) Authorization and Validity of Agreement and Ancillary Agreements. The Seller has all requisite corporate power and authority to enter into this Agreement and the Ancillary Agreements and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Seller of this Agreement and the Ancillary Agreements and the consummation by the Seller of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action and no other corporate action or proceeding on the part of the Seller is or will be necessary for the execution, delivery and performance by the Seller of its obligations under this Agreement and the Ancillary Agreements and the consummation by the Seller of the transactions contemplated hereby and thereby. No vote or approval of the stockholders of the Seller is required to approve the Acquisition and the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements. This Agreement and the Ancillary Agreements have been duly and validly executed and delivered by the Seller and, assuming the due authorization, execution and delivery hereof and thereof by the Buyer, constitute legal, valid and binding obligations of the Seller, enforceable against the Seller in accordance with their respective terms, except to the extent that their enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other Laws relating to or affecting creditors’ rights generally and by general equity principles (whether considered in a proceeding in equity or at law).
          (d) No Conflict. The execution and delivery of this Agreement and the Ancillary Agreements do not, and the consummation of the transactions contemplated hereby and thereby and compliance with the terms hereof and thereof will not, (i) conflict with, or result in any violation of, or constitute a default (with or without notice or lapse of time or both) under, or give rise to a right of termination, cancellation, acceleration or increase of any obligation, liability or fee or the loss of a benefit under, or the creation of a Lien (other than any Permitted Liens) on the Transferred Assets (any such conflict, violation, default, right of termination, cancellation or acceleration, loss or creation, a “Violation”) pursuant to, any provision of the certificate of incorporation or by-laws or similar organizational documents of the Seller or any of its Subsidiaries, (ii) result in any Violation of any of the Assigned Contracts or any other contract to which the Seller or any of its Subsidiaries is a party that relates to the Business, or (iii) result in any Violation of any Licenses and Permits, Order or Law applicable to the Business or the Transferred Assets, except in the case of clauses (ii) or (iii) for any Violation which, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.
          (e) Consents. No consent, approval, Order, Licenses and Permits, or registration, declaration or filing with, or notice to, any Governmental Authority or of, with or from any other Person, is required in connection with the execution and delivery of this Agreement and the Ancillary Agreements by the Seller or the consummation by the Seller of the transactions contemplated hereby or thereby, except for any such consents, approvals, Orders, Licenses and Permits, registrations and filings which, if not obtained or made, individually or in the aggregate, would not reasonably be expected to interfere in any material respect with the conduct of the Business as currently conducted or with the release of any Products of the Seller that are scheduled for release within the ninety (90) days after the date hereof.
          (f) Financial Information. The Business is not an identified reporting unit of the Seller. As a result, financial statements of the Business are not prepared as part of the Seller’s normal reporting process. Section 4.1(f) of the Disclosure Schedule sets forth the unaudited, non-GAAP schedule of revenues, expenses and net contribution for the Business for the fiscal year ended April 30, 2009, subject to non-GAAP adjustments to income and expense that are customarily made by the Seller in its press releases and financial statements and the pro forma adjustments described in the footnotes thereto (the “Financial Information”). The Financial Information has been compiled by management from source documentation subject to the controls and procedures of the Seller’s accounting systems.
          (g) Absence of Certain Changes. Except as contemplated by this Agreement, since May 1, 2009, there has not been any material changes in the financial condition or results of operations of the Business. Except as contemplated by this Agreement, since May 1, 2009, the Seller has not taken any of the following actions (or permitted any of the following events to occur) with respect to the Business:

          (i) sold, assigned or transferred any material assets used exclusively in the Business, except in the ordinary course of business;
          (ii) suffered any extraordinary losses (whether or not covered by insurance) to the Business;
          (iii) made any commitments for capital expenditures in an amount in excess of $35,000; or
          (iv) entered into any agreement or commitment with respect to any of the matters referred to in paragraphs (i) through (iii) of this Section 4.1(g).
          (h) Properties.
          (i) There is no real property legally or beneficially owned by the Seller or any of its Subsidiaries that is used exclusively in connection with the Business.
          (ii) The Seller is the current lessee under the Texas Facility Lease Agreement. Attached to this Agreement as Exhibit L is a true, correct and complete copy of the Texas Facility Lease Agreement, and except as set forth in said Exhibit, the Texas Facility Lease Agreement has not been amended, modified, assigned, or sublet. The Texas Facility Lease Agreement is in full force and effect. The Seller is not in material default or breach of any of its obligations under the Texas Facility Lease Agreement and there is no circumstance or event that with notice or lapse of time would constitute a material default or breach by the Seller with respect to the same. To the Seller’s Knowledge, no other party to the Texas Facility Lease Agreement is in default or breach of any of its obligations under the Texas Facility Lease Agreement, and there is no circumstance or event that with notice or lapse of time would constitute a default or breach by any such party with respect to the same.
          (i) Title to Transferred Assets; Sufficiency of Assets. The Seller and its Subsidiaries have good, valid and marketable title, of record and beneficially, to all of the Transferred Assets and at the Closing will transfer and deliver to the Buyer legal and valid title to the Transferred Assets, free and clear of all Liens other than the Permitted Liens. The Transferred Assets (assuming receipt of all necessary Approvals), together with the rights under the License Agreement and the Transition Services Agreement, constitute all of the assets necessary for the Buyer to conduct the Business in the manner in which it has been conducted by the Seller prior to the date hereof and to release any Products of Seller that are scheduled for release within the ninety (90) days after the date hereof. There is no asset that is used in the Business that is not a Transferred Asset. That portion of the machinery, equipment and other tangible assets included in the Transferred Assets necessary for the Buyer to conduct the Business in the manner in which it has been conducted by the Seller prior to the date hereof is in good and usable condition, ordinary wear and tear excepted and is otherwise suitable for the purposes for which it is currently used.

          (j) Taxes.
          (i) To the Knowledge of the Seller and its Subsidiaries, all Tax Returns required to be filed in connection with the Business have been timely filed. All material Taxes required to be paid in connection with the Business (whether or not shown to be due on such Tax Returns) have been timely paid. All such Tax Returns are true, correct and complete in all material respects and were prepared in substantial compliance with all applicable laws and regulations. To the Knowledge of the Seller, no claim has ever been made by any Governmental Authority in any jurisdiction where the Seller does not file Tax Returns that the Seller is or may be subject to taxation by that jurisdiction.
          (ii) To the Knowledge of the Seller, there is no material Tax Proceeding, investigation, audit or examination proposed in writing or currently ongoing in connection with the Business in respect of any Tax. To the Knowledge of the Seller, no deficiencies for any Taxes have been proposed, asserted or assessed in connection with the Business. Neither the Seller nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to pay any Tax or to file any Tax Return in connection with the Business. Neither the Seller nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.
          (iii) To the best of the Knowledge of the Seller and its subsidiaries, all Taxes required to have been withheld in connection with the Business have been timely withheld and timely paid over to the proper Governmental Authority, an all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed.
          (iv) There is no Lien for Taxes upon any of the Transferred Assets (other than for Taxes not yet due and payable). None of the Transferred Assets are “tax-exempt use property” within the meaning of Section 168(h) of the Code.
          (v) To the Knowledge of the Seller, the Seller has no liability for the Taxes of any Person (other than any member of its affiliated or combined Tax group) including (A) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign law), (B) as a transferee or successor or (C) by Contract.
          (k) Legal Proceedings. There are no Actions or Proceedings which are pending or, to the Knowledge of the Seller, threatened that would interfere in any respect with the conduct of the Business as currently conducted or challenging the validity of this Agreement or any Ancillary Agreement or any of the transactions contemplated hereby or thereby. Neither the Seller nor any of its Subsidiaries nor any of their respective properties is or are subject to any Order that interferes in any material respect with the conduct of the Business or the Transferred Assets. There are no formal or informal SEC inquiries or investigations, other governmental inquiries or investigations or internal investigations or material whistle-blower complaints pending, or to the Knowledge of the Seller with respect to SEC or other governmental inquiries or investigations, threatened, that would interfere in any material respect with the conduct of the Business or the Transferred Assets.

          (l) Licenses and Permits; Compliance with Laws. Except (other than in the case of clauses (i) and (ii) below) as, individually or in the aggregate, has not and would not reasonably be expected to materially interfere with the conduct of the Business as currently conducted or the release any Products of the Seller that are scheduled for release within the ninety (90) days after the date hereof:
          (i) the Seller owns or possesses all material Licenses and Permits, and has made all filings, applications and registrations with all Governmental Authorities, and all such Licenses and Permits are in full force and effect;
          (ii) no loss of any such Licenses and Permits is pending in any Proceeding or, to the Knowledge of the Seller, has been threatened by a Governmental Authority, except for normal expirations in accordance with the terms thereof or applicable Law and all such Licenses and Permits may be transferred to the Buyer;
          (iii) the Seller and each of its Subsidiaries has complied with (A) all terms and conditions of all Licenses and Permits and (B) all Laws applicable to the operation of the Business and ownership or use of the Transferred Assets, and it has not received any written notice nor does it have Knowledge of any pending Actions or Proceedings alleging facts which, if true, would constitute a failure to comply with either (A) or (B) of this Section 4.1(l)(iii); and
          (iv) there are no (A) unresolved violations, criticisms or exceptions noted by any Governmental Authority in any report, comment letter or other written statement relating to or based on any examinations of the Business or, with respect to the Business and the Transferred Assets, the Seller or its Subsidiaries or (B) written agreements, memoranda of understanding, commitment letters or similar undertakings with or Orders from any Governmental Authority which relate specifically to the Business and the Transferred Assets.
          (m) Environmental Matters. Except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect:
          (i) The Seller and its Subsidiaries are, and at all times since May 1, 2007 have been, in compliance with all Environmental Laws related to the Business and the Transferred Assets and, to the Knowledge of the Seller, there is no condition that would, individually or in the aggregate, reasonably be expected to prevent compliance with all Environmental Laws in the future;
          (ii) Seller’s leasehold right, title and interest in the Texas Facility (including soils, groundwater, surface water, buildings, equipment or other structures or facilities) does not contain and is not contaminated with any Hazardous Substance and no foreseen or proposed alterations or improvements are required within three (3) years from the date hereof in relation to such Texas Facility in order to maintain compliance with Environmental Laws; and
          (iii) Neither the Seller nor any of its Subsidiaries has received any written notice, demand, letter, claim or request for information alleging that the Seller or the Business, is in violation of or subject to liability under any Environmental Law related to the Texas Facility.
          (n) Employee Benefit Plans.
          (i) No plan currently or ever in the past maintained, sponsored, contributed to or required to be contributed to by the Seller, any of its Subsidiaries, or any of their respective ERISA Affiliates, is or ever in the past was (i) a “multiemployer plan” as defined in Section 3(37) of ERISA, (ii) a plan described in Section 413 of the Code, or (iii) a plan subject to Title IV of ERISA, Section 302 of ERISA, or Section 412 of the Code.
          (ii) To the Knowledge of the Seller, all contributions required to be made to the Seller Plans have in fact been timely made in all material respects. The Seller Plans have been established, maintained and administered in compliance in all material respects with their terms and all applicable statutes, laws, ordinances, rules, orders, decrees, judgments, writs, and regulations of any controlling Governmental Authority.
          (iii) The Seller and its Subsidiaries have complied in all material respects with all applicable health care continuation requirements in Section 4980B of the Code and in ERISA.
          (iv) With respect to any Seller Plan that is maintained outside the jurisdiction of the United States or covers any employee residing or working outside the United States (any such Seller Plan, a “Foreign Benefit Plan”) and to the Knowledge of the Seller, (A) all Foreign Benefit Plans have been established, maintained and administered in compliance in all material respects with their terms and all applicable statutes, laws, ordinances, rules, orders, decrees, judgments, writs, and regulations of any controlling Governmental Authority, (B) all Foreign Benefit Plans that are required to be funded are fully funded, and with respect to all other Foreign Benefit Plans, adequate reserves therefore have been established on the Business Balance Sheet, and (C) no Liability of the Seller or its Subsidiaries exists with respect to such Foreign Benefit Plans.
          (o) Labor Matters.
          (i) Neither the Seller nor any of its Subsidiaries is a party to any U.S. or non-U.S. collective bargaining agreement or other labor union contract (or is subject to any statutory scheme of similar import) applicable to all or any of the Transferred Employees. None of the Business Employees are represented by any labor union, works council, or other labor organization. To the Knowledge of the Seller, there are no activities or proceedings of any labor union or other labor organization to organize any Transferred Employees.
          (ii) There is no unfair labor practice charge or other material employment related complaint pending or, to the Knowledge of the Seller, threatened in writing against the Seller or any of its Subsidiaries before any Governmental Authority with respect to any Transferred Employee, nor is there any material Action or Proceeding brought by or on behalf of any Transferred Employee pending or, to the Knowledge of the

Seller, threatened in writing against the Seller or its Subsidiaries, in each case, related to the operation of the Business. Neither the Seller nor any of its Subsidiaries is a party to or bound by any consent decree with, or citation by, any Governmental Authority relating to the employment of any Transferred Employees. There is no labor strike, slowdown or work stoppage, lockout or labor disturbance pending or, to the Knowledge of the Seller, threatened in writing by any Transferred Employee, nor is there any grievance currently being asserted with respect to any Transferred Employee. The Seller and its Subsidiaries have paid in full to all Business Employees all wages, salaries, commissions, bonuses, benefits and other compensation due to such employees and neither the Seller nor any of its Subsidiaries is liable for any severance pay or other payments to any Business Employee or former Business Employee arising from the termination of employment or this Agreement. Neither the Seller nor any of its Subsidiaries has closed any plant or facility, effectuated any layoffs of employees or implemented any early retirement, separation or window program within the past two (2) years affecting, in whole or in part, Transferred Employees, nor has any such party planned or announced any such action or program for the future affecting, in whole or in part, Transferred Employees. The Seller and its Subsidiaries are, and have operated the Business, in compliance with their respective obligations pursuant to the Worker Adjustment and Retraining Notification Act of 1988 (“WARN”) and similar applicable Laws, and all other notification and bargaining obligations arising under any collective bargaining agreement, statute or otherwise.
          (iii) The Preliminary PTO Schedule is a true and correct list of all PTO of the Transferred Employees located in the United States on the date hereof, and the Closing PTO Schedule will be a true and correct list of all PTO of the Transferred Employees in all locations on the Closing Date.
          (iv) The Non-U.S. Employees and the U.S. Employees constitute all employees who are exclusively engaged for purposes of conducting, and required in connection with the operation of, the Business, other than the employees of the Seller located in Ipoh, Malaysia.
          (p) Intellectual Property.
          (i) Section 4.1(p)(i) of the Disclosure Schedule contains a complete and accurate list (using the Seller’s internal identification method) of all Product families of the Business.
          (ii) The Transferred IP and the Licensed IP constitute all of the Intellectual Property necessary for the Buyer to conduct the Business in substantially the same manner as it is currently operated including, to the Knowledge of the Seller, with respect to any Products of the Seller that are scheduled for release within the ninety (90) days after the date hereof. The Seller is the exclusive owner of all right, title and interest in and to (free and clear of all Liens other than Permitted Liens) the Transferred IP and has the exclusive rights to use, sell, license, assign, transfer, convey, dispose of, or otherwise commercially exploit the Transferred IP. The Seller has the rights to license the Licensed IP on the terms set forth in the License Agreement.

          (iii) Section 4.1(p)(iii) of the Disclosure Schedule contains an accurate and complete list of all the Registered Transferred IP (as defined below) and the jurisdiction(s) in which each item of Registered Transferred IP was or is filed or registered, and the respective application or registration numbers and dates. Each item of Registered Transferred IP is in compliance with all formal legal requirements (including payment of any filing, examination and maintenance fees and proofs of use) and is valid and subsisting. There are no actions that are required to be taken by the Seller within ninety (90) days of the Closing Date with respect to the Registered Transferred IP, including the payment of any registration, maintenance or renewal fees or the filing of any responses, documents, applications or certificates for the purposes of obtaining, maintaining, perfecting or preserving or renewing any Transferred IP. The rights of the Seller in any Transferred IP have not lapsed or entered the public domain. The “Registered Transferred IP” means the following United States and foreign Intellectual Property Rights owned by, filed in the name of, or applied for by, the Seller that are part of the Transferred IP: (i) Patents, (ii) registered trademarks, applications to register trademarks, including intent-to-use applications, or other registrations or applications related to trademarks, (iii) copyrights registrations and applications to register copyrights, (iv) registered mask works and applications to register mask works, and (v) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by, any Governmental Authority at any time.
          (iv) Section 4.1(p)(iv) of the Disclosure Schedule contains an accurate and complete list of all material Transferred IP (other than Registered Transferred IP) and Licensed IP (and designates which items are owned by the Seller), including material software and unregistered trademarks.
          (v) The Seller and is Subsidiaries have not transferred ownership (or joint ownership), granted or agreed to grant any license or other rights to use (except under any End User Agreement), or authorized the retention of any rights to use or own any Intellectual Property necessary for the conduct of the Business as currently conducted, including with respect to any Products of the Seller that are scheduled for release within the ninety (90) days after the date hereof. The Seller and its Subsidiaries have not permitted any third party to modify, improve or create derivative works of any Transferred IP or own any Intellectual Property Rights therein.
          (vi) Sections 4.1(p)(vi)(A) and (B) of the Disclosure Schedule list: (A) all licenses, sublicenses and other agreements (other than End User Agreements) to which the Seller or any of its Subsidiaries is a party and pursuant to which any third party is authorized to use, exercise or receive any benefit from the Transferred IP and the Licensed IP; and (B) all third parties to whom the Seller or any of its Subsidiaries has made available copies of or disclosed, or promised to make available or disclose, or granted the right to ascertain the source code containing or embodying any Transferred IP and the Licensed IP, whether pursuant to an escrow arrangement or otherwise, and all parties who have the right potentially to receive such source code. The Seller has made available to the Buyer accurate and complete copies of all licenses, sublicenses, and other agreements identified above and is in compliance with all material terms and conditions of such licenses, sublicenses, and other agreements. With respect to Licensed IP, the Seller’s representations under this Section 4.1(p)(vi) are made solely to the extent that any of the foregoing may reasonably be expected to adversely affect any of the Buyer’s rights under the License Agreement.
          (vii) No Person has asserted in writing, or threatened in writing to assert, any claims or brought any actions or lawsuits (A) contesting the right of the Seller or any of its Subsidiaries to use any Transferred IP or Licensed IP or any products, processes or materials covered thereby in any manner or (B) challenging the ownership, validity or enforceability of any Transferred IP or Licensed IP, in either case which remain unresolved and/or, to the Knowledge of the Seller, which were asserted, threatened or brought within the six (6) years prior to the date hereof; and there do not exist any facts which could form the basis of any such claim, action or lawsuit other than: (i) any such matter described in clause (B) above or (ii) a patent infringement claim, action, or lawsuit; and, to the Knowledge of Seller, there do not exist any facts which could form the basis of any (x) claim action or lawsuit with respect to any such matter described in Clause (B) above or (y) patent infringement claim, action or lawsuit. No Transferred IP or Licensed IP is subject to any Order or Contract related to or restricting in any manner the licensing, assignment, transfer, use or conveyance thereof by the Seller. With respect to Licensed IP, the Seller’s representations under this Section 4.1(p)(vii) are made solely to the extent that any of the foregoing may reasonably be expected to adversely affect any of the Buyer’s rights under the License Agreement.
          (viii) The Seller has not made any claims or brought any actions or lawsuits alleging (A) infringement, misappropriation, or other misuse of any of the Transferred IP or Licensed IP or (B) breach of any license, sublicense, nondisclosure agreement, or other agreement authorizing another party to use any Transferred IP or Licensed IP, in either case which remain unresolved and/or, to the Knowledge of the Seller, which were made or brought within the six (6) years prior to the date hereof; and, to the Knowledge of the Seller, there do not exist any facts which, to the Knowledge of the Seller, could form the basis of any such claim, action or lawsuit. The Seller has not entered into any agreement granting any third party the right to bring infringement, misappropriation, or other actions with respect to, or otherwise to enforce rights with respect to, any of the Transferred IP or Licensed IP. With respect to Licensed IP, the Seller’s representations under this Section 4.1(p)(viii) are made solely to the extent that any of the foregoing may reasonably be expected to adversely affect any of the Buyer’s rights under the License Agreement.
          (ix) To the extent that any Transferred IP or Licensed IP has been developed or created independently or jointly by an independent contractor or other third party for the Seller, or is incorporated into any of the Products, the Seller has obtained and retains ownership of, and is the exclusive owner of all such independent contractor’s or third party’s Intellectual Property in such work, material or invention by operation of law or valid assignment.
          (x) Sections 4.1(p)(x)(A) through (C) of the Disclosure Schedule list all licenses, sublicenses and other agreements (other than “shrink-wrap,” “click-wrap” or other generally available licenses) to which the Seller is a party and pursuant to which the Seller (A) is authorized to use, exercise, or receive any benefit from any In-Licensed IP (as defined below); (B) is required to license, assign or otherwise grant rights to additions, modifications or improvements to In-Licensed IP made by or for the Seller to any third party; and (C) is obligated to pay any ongoing fees, royalties or other payments to any third party with respect to In-Licensed IP in order to conduct the Business as currently conducted, including with respect to any Products of the Seller that are scheduled for release within the ninety (90) days after the date hereof. The Seller has made available to the Buyer copies of all licenses, sublicenses and other agreements identified above. The Seller is in compliance with all material terms and conditions of all such licenses, sublicenses, and other agreements. To the Knowledge of the Seller, there is no assertion, claim or threatened claim, or facts that could serve as a basis for any assertion or claim, that the Seller has breached any terms or conditions of such licenses, sublicenses, or other agreements. “In-Licensed IP” means all Intellectual Property of a third party or Affiliate exclusively used in the Business or incorporated into any Product. Except with respect to payments under the licenses, sublicenses, and other agreements listed in Section 4.1(p)(x)(C) of the Disclosure Schedule, there are (and upon Closing will be) no royalties, fees, or other payments payable to any Person (1) by reason of ownership, use, license, sale or disposition of any Transferred IP or (2) by the Buyer as a result of the rights granted under the License Agreement.
          (xi) No software covered by or embodying any Transferred IP or Licensed IP or Product has been or is being distributed, in whole or in part, or was used, or is being used in conjunction with any Open Source Software in a manner which would require that such software or Product be disclosed or distributed in source code form or made available at no charge or require the Seller or the Buyer to grant any rights in their or their Affiliates’ Intellectual Property Rights to a third party. “Open Source Software” means any software that contains, or is derived in any manner (in whole or in part) from, any software that is distributed as free software, open source software (e.g., Linux) or similar licensing or distribution models, including software licensed or distributed under any of the following licenses or distribution models, or licenses or distribution models similar to any of the following: (A) GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL), (B) the Artistic License (e.g., PERL), (C) the Mozilla Public License, (D) the Netscape Public License, (E) the Sun Community Source License (SCSL), (F) the Sun Industry Standards Source License (SISSL), (H) the BSD License, and (I) the Apache License.
          (xii) Neither the operation of the Business nor the manufacture, use, importation, sale, support, maintenance, modification or other commercial exploitation of any Product infringes or misappropriates any Intellectual Property of any third party, or to the Knowledge of the Seller violates any right of any third party (including any right to privacy or publicity) or constitutes unfair competition or trade practices under the laws of any jurisdiction.
          (xiii) The Seller has not received any written notice from any third party that the operation of the Business or the manufacture, use, sale, support, reproduction, modification or other commercial exploitation of any Product infringes or misappropriates the Intellectual Property of any third party, violates any right of any third party (including any right to privacy or publicity), or constitutes unfair competition or trade practices under the laws of any jurisdiction.
          (xiv) Assuming receipt of all Approvals with respect to the use of the In-Licensed IP, the continued operation of all or any portion of the Business after the Closing in substantially the same manner as it is operated by the Seller prior to the Closing will not infringe or misappropriate any Intellectual Property of any third party except to the extent such infringement or misappropriation would not have occurred if the Business were operated in the same manner as it is operated by the Seller prior to the Closing.
          (xv) The consummation of the transactions contemplated by this Agreement will neither violate nor result in the material breach, modification, cancellation, termination, suspension of, or acceleration of any payments with respect to any contracts, licenses or agreements relating to Transferred IP or In-Licensed IP. Following the Closing, assuming receipt of all Approvals by the Buyer with respect to all such contracts, licenses, and agreements, the Buyer will be permitted to exercise all of the rights of the Seller under such contracts, licenses and agreements to the same extent the Seller would have been able had the transactions contemplated by this Agreement not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Seller would otherwise be required to pay. To the Knowledge of the Seller, all In-Licensed IP is generally commercially available. Neither this Agreement nor the transactions contemplated hereby, including the assignment to the Buyer of any Assigned Contracts to which the Seller is a party, as agreed to by the Buyer, will result in (A) the Buyer or any of its Affiliates granting to any third party any right to or with respect to any material Intellectual Property right owned by, or licensed to, the Buyer or any of its Affiliates other than the Transferred IP, or (B) the Buyer or any of its Affiliates being bound by, or subject to, any non-compete or other material restriction on the operation or scope of its business.
          (xvi) The Seller has taken all steps necessary under applicable Law and any agreement to which the Seller is bound to protect and preserve the confidentiality of all trade secrets and other confidential and proprietary Intellectual Property of, as applicable, the Seller and its vendors, distributors, contractors, customers, employees, and other business partners used in or obtained in connection with the Business, (“Confidential Information”). The Seller has made available to the Buyer copies of all its (i) standard nondisclosure agreements, (ii) nondisclosure agreements or other agreements relating to the handling, disclosure, and use of Confidential Information incorporated into or used in the development of production of the Products, and (iii) nondisclosure agreements otherwise requested by the Buyer in writing prior to the date hereof. Without limiting the foregoing, the Seller has and enforces a policy requiring each employee and consultant of the Seller to execute a proprietary rights and confidentiality agreement substantially in the form provided to the Buyer, and all current and former employees and consultants of the Seller with access to Confidential Information or who have invented, authored, or otherwise developed Intellectual Property have executed such an agreement (without taking any exception to such assignment).

          (xvii) Section 4.1(p)(xvii) of the Disclosure Schedule contains a list and description of all standard-setting organizations, industry bodies and other standards-related activities relating to the Business in which the Seller or any of its Subsidiaries have participated and, to the extent not publicly available or already provided by the Seller to the Buyer, a description of, or reference to, the membership agreements, bylaws and Intellectual Property Rights and other policies, rules and similar materials relating to such organizations, bodies and other activities.
          (xviii) The electronic data processing, information technology, record keeping, communications, telecommunications, and computer systems and facilities at the Texas Facility included in the Transferred Assets (including all software, hardware, networks, communications facilities and platforms) (collectively, “Technology Systems”) perform at a commercially reasonable level necessary for the current operation of the Business at the Texas Facility. There has not been any material malfunction with respect to any of the Technology Systems that has not been remedied in all material respects. In the twelve (12) month period prior to the date hereof, there has been no failure, breakdown or continued substandard performance of any Technology Systems that has caused a material disruption or interruption in the operation of the Business at the Texas Facility. Assuming receipt by the Buyer of all Approvals necessary under commercially available software used in such Technology Systems, from and after the Closing Date, the Buyer will have and be permitted to exercise the same rights with respect to the Technology Systems as the Seller and each of its Subsidiaries would have been able to exercise had the Acquisition not occurred, without the payment of any additional amounts or consideration (other than ongoing fees, royalties or payments which the Seller or its Subsidiaries would otherwise have been required to pay).
          (xix) The Products are substantially free of any material defects, bugs and errors in accordance with generally accepted industry standards, and, to the Knowledge of the Seller, do not contain or make available any disabling codes or instructions, spyware, Trojan horses, worms, viruses or other software routines that permit or cause unauthorized access to, or disruption, impairment, disablement, or destruction of, software, data or other materials (“Contaminants”). The Seller and each of its Subsidiaries have taken commercially reasonable steps and implemented commercially reasonable safeguards to ensure that the Products are substantially free from Contaminants.
          (xx) The Seller and all of its Subsidiaries have taken commercially reasonable measures, with respect to the Business, to ensure that personally identifiable information is protected against loss, damage, or unauthorized access, use, modification, or other misuse. The execution, delivery and performance of this Agreement and the consummation of the Acquisition complies with the Seller and each of its Subsidiaries’ applicable privacy policies and in all material respects with all applicable Laws relating to privacy and data security (including any such Laws in the jurisdictions where the applicable information is collected).
          (xxi) For purposes of Sections 2.1(a)(v) and 2.2(b)(ii), and this Section 4.1(p), “use,” includes make, have made, reproduce, display or perform (publicly or otherwise), prepare derivative works based on, offer for sale, sell, distribute, import, disclose, license, sublicense, dispose of, and otherwise use and exploit.
          (q) Brokers, Finders, etc. Subject to Section 4.2(e) of this Agreement, no agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any broker’s or finder’s fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement.
          (r) Transactions with Related Persons. The Business does not include any Contracts with any of the stockholders holding more than 5% of the Seller’s voting stock (on an as converted to voting stock basis), directors, officers or to the Seller’s Knowledge, employees (or any relative or spouse of any of the foregoing Persons or any other Subsidiaries of the foregoing Persons) (collectively, “Related Persons”) of the Seller. No Related Person has any interest, directly or indirectly, in any Contract, Lien or other agreement relating to the Business or to which the Business or the Transferred Assets are subject.
          (s) Books and Records. The Books and Records are complete and correct in material respects and have been maintained in accordance with good practices.
          (t) Certain Contracts. The Seller is not a party to or bound by any Contract relating exclusively to the Business or the Transferred Assets that is not an Assigned Contract. No Assigned Contract:
          (i) provides for any payment by or to the Seller in excess of $35,000 in any year or which is not terminable within one year without penalty;
          (ii) limits (or purports to limit) in any way the ability of the Seller or any of its Affiliates or Subsidiaries or of the Business to compete or engage in any line of business, in any geographic area or with any Person, or which requires referrals of any business or requires any of its Affiliates or Subsidiaries or the Business to make available investment opportunities to any Person on a priority, equal or exclusive basis;
          (iii) provides for or requires any aggregate future payments in excess of $35,000 with respect to, or in connection with, any capital expenditures or the acquisition or construction of fixed assets;
          (iv) relates to the Seller having entered into a partnership, joint venture or collaboration with any other Person;
          (v) relates to, or evidences, any indemnity or any guarantee of obligations of any Person;
          (vi) imposes any confidentiality, non-disclosure or standstill obligation on the Seller or its Subsidiaries (except confidentiality provisions entered into in the ordinary course of business consistent with past practice) or the Business;
          (vii) contains any rights of returns or agreements with distributors covering returns of Inventory or Products;

          (viii) grants any rights to make or distribute Products or, except consistent with the Seller’s standard terms and conditions, make any modifications thereto,
          (ix) grants favored nation commitments; and
          (x) is not part of the Transferred Assets, unless such Contract is listed in Schedule 2.1(b) as an “Excluded Asset”.
The Seller has made available to the Buyer complete and accurate copies of each Assigned Contract. All of the Assigned Contracts are valid and in full force and effect. Neither the Seller nor, to the Knowledge of the Seller, any of the other parties thereto, has violated any provision of, or committed or failed to perform any act which (with or without notice, lapse of time or both) would constitute a material default under the provisions of any Assigned Contract. Each Assigned Contract, assuming receipt of all Approvals required for the assignment to and assumption by the Buyer of such Assigned Contracts, will be a valid and binding obligation of the Buyer upon consummation of the transactions contemplated hereby and will be in full force and effect, except to the extent that their enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting creditors’ rights generally and by general equity principles (whether considered in a proceeding in equity or at law).
          (u) Customers; Distributors and Vendors. Section 4.1(u) of the Disclosure Schedule contains a list of the top 10 customers of the Business (in dollar value based on revenues for each of the last two fiscal years) (“Key Customers”), a list of the top 10 distributors, value added resellers, sales representatives and/or other participants in the distribution channel related to the Products (in dollar value based on revenues) (“Distributors”), and a list of the top 10 suppliers of the Business (in dollar value based on expenditures), including contract manufacturers, licensors and other service providers (“Vendors”), for each of the last two fiscal years. None of the Key Customers, Distributors, or Vendors has ceased to do business with the Seller with respect to the Business and, to the Knowledge of the Seller, as of the date hereof, no such Key Customers, Distributors, or Vendors is currently threatening any material modification or change in, or termination of, its business relationship with the Seller (directly or indirectly) with respect to the Business.
          (v) Warranties; Indemnities. Section 4.1(v) of the Disclosure Schedule contains the Seller’s standard terms and conditions of sale, purchase order, order acknowledgment and warranty, and other similar business forms used with the Business. All customer purchaser orders and customer purchases have been acknowledged with the Seller’s form terms and conditions, including warranties and indemnities substantially similar in time, scope, and remedy to the acknowledgement terms and conditions contained on Section 4.1(v) of the Disclosure Schedule. The Seller has limited the maximum liability of the Seller and its Subsidiaries under any warranty or indemnity to the price paid for such Product. Since May 1, 2005, no product liability or warranty claim (including any claim based on strict product liability, negligence, other tort theories, breach of express or implied warranty) has been asserted or threatened in writing against the Seller or any of its Subsidiaries and distributors relating to any Product (or represents, in the aggregate, with other similar claims any epidemic or widespread failure of any Product), excluding any warranty claim in the ordinary course of business; and to the Knowledge of the Seller, there do not exist any facts which, to the Knowledge of the Seller, could form the basis of any such product liability claim or warranty claim, other than warranty claims in the ordinary course of business. Neither the Seller nor any of its Subsidiaries has received written notice alleging the need for any withdrawal or recall arising out of, and the Seller and its Subsidiaries have not been liable for, any injury to individuals or property as a result of the ownership, possession, use, or sale of any Product, and to the Knowledge of the Seller, there do not exist any facts which, to the Knowledge of the Seller, could form the basis of any such need or liability.
          (w) Export Restrictions. Neither the Seller nor any Subsidiary has exported or transmitted the Transferred IP or the Licensed IP or other Products in connection with any of the Transferred Assets or the Business to any country to which such export or transmission is restricted by any United States Law, without first having obtained all necessary and appropriate United States or foreign government licenses or permits.
          (x) Inventory. Since May 1, 2009, the Seller has continued to replenish Inventories in a normal and customary manner consistent with past practices. The Seller has not received written notice that it will experience in the foreseeable future any difficulty in obtaining, in the desired quantity and quality and at a reasonable price and upon reasonable terms and conditions, the raw materials, supplies and component products required for the manufacture, assembly or production of the Products. As of the date hereof, the Seller does not have any Inventory in the distribution channel and does not have any commitments to purchase Inventory or provide refunds relating to such Inventory.
          (y) Sales and Purchase Orders. All the sales orders, sales commitments and contracts of the Seller to be assigned to the Buyer at Closing have been obtained from customers in the ordinary course of business and all are in full force and effect. Section 4.1(y) of the Disclosure Schedule lists all Non-Inventory Purchase Orders outstanding as of a date no more than five (5) days prior to the date hereof. The Seller has made available to the Buyer true and correct copies of all such Non-Inventory Purchase Orders (including all related order acknowledgements and other business forms). All such Non-Inventory Purchase Orders have been incurred in the ordinary course of business.
          (z) Restrictive Documents or Orders. The Seller is not a party to or bound under any agreement, contract, order, judgment, or decree, or any similar restriction not of general application which would or could reasonably be expected to materially and adversely affect (i) the continued operation by the Buyer of the Business after the Closing on substantially the same basis as said business was theretofore operated or (ii) the consummation of the transactions contemplated by this Agreement.
          (aa) Foreign Corrupt Practices Act. Neither the Seller, nor to the Knowledge of the Seller, any agent, employee, Representative, or Affiliate of the Seller acting (or purportedly acting) on behalf of the Seller has, directly or indirectly, used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from corporate funds, violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or made any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment in connection with the Seller’s operation of the Business or its ownership or use of the Transferred Assets.
     4.2 Representations and Warranties of the Buyer. The Buyer represents and warrants to the Seller that the representations and warranties contained in this Section 4.2 are true and correct as of the date hereof, except as set forth in the Buyer Disclosure Schedule provided by the Buyer on the date of this Agreement (the “Buyer Disclosure Schedule”), attached hereto as Exhibit K. The Buyer Disclosure Schedule shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Agreement. The disclosures in any section or subsection of the Buyer Disclosure Schedule shall qualify such other sections or subsections in this Section 4.2 only to the extent it is reasonably apparent from a reading of the disclosure item that such disclosure is applicable to such other section or subsection. A mere listing of an agreement, document or instrument is not sufficient to qualify or respond to a representation or warranty requiring disclosure, except for a representation and warranty that calls for a listing of such agreements, documents or instruments (nor shall the contents or provisions of such an agreement, document or instrument be deemed disclosed merely by a listing of the same).
          (a) Due Organization. The Buyer is a Delaware corporation duly organized, validly existing and in good standing under the laws of Delaware.
          (b) Authorization and Validity of Agreement and Ancillary Agreements. The Buyer has all requisite corporate power and authority to enter into this Agreement and the Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Buyer of this Agreement and the Ancillary Agreements to which it is a party and the consummation by the Buyer of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action and no other corporate action or proceeding on the part of the Buyer is or will be necessary for the execution, delivery and performance by the Buyer of its obligations under this Agreement and the Ancillary Agreements to which it is a party and the consummation by the Buyer of the transactions contemplated hereby and thereby. This Agreement and the Ancillary Agreements to which it is a party have been duly and validly executed and delivered by the Buyer and, assuming the due authorization, execution and delivery hereof and thereof by the Seller, constitutes legal, valid and binding obligations of the Buyer, enforceable against the Buyer in accordance with their respective terms, except to the extent that their enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other Laws relating to or affecting creditors’ rights generally and by general equity principles (whether considered in a proceeding in equity or at law).
          (c) No Conflict. The execution and delivery of this Agreement and the Ancillary Agreements to which it is a party do not and the consummation of the transactions contemplated hereby and thereby and compliance with the terms hereof and thereof will not, (i) result in any Violation of any provision of the certificate of incorporation or by-laws of the Buyer, (ii) result in any Violation of any material agreement, note, bond, mortgage, guarantee, deed of trust, indenture, lease, to which the Buyer is a party, or (iii) result in any Violation of any license, permit, concession, exemption, consent, franchise, certificate, variance, approval, Order or Law applicable to the Buyer or any of its properties, rights or assets, except in the case of clauses (ii) or (iii) for any Violation which, individually or in the aggregate, would not reasonably be expected to materially adversely effect the ability of the Buyer to perform its obligations under this Agreement.
          (d) Legal Proceedings. There are no Actions or Proceedings pending, or to the Knowledge of the Buyer, threatened against or affecting the Buyer or any of its properties, assets or rights, and the Buyer is not subject to any Order rendered specifically against the Buyer which seeks to enjoin, rescind or materially delay the transactions contemplated by this Agreement or otherwise hinder the Buyer from timely complying with the terms and provisions of this Agreement.
          (e) Brokers, Finders, etc. Subject to Section 4.1(q) of this Agreement, no agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any broker’s or finder’s fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement.
ARTICLE V
COVENANTS
     5.1 Information and Records.
          (a) No due diligence investigation by the Buyer shall affect the representations, warranties, covenants and agreements of the Seller herein.
          (b) In order to facilitate the resolution of any claims made against or incurred by the Seller prior to the Closing and in order for the Seller to prepare audited financial statements, for a period of seven (7) years after the Closing, the Buyer shall (i) retain the originals of the Books and Records, copies of which are transferred to the Buyer pursuant to this Agreement relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of the Seller and (ii) upon reasonable notice, afford the officers, employees and Representatives of the Seller reasonable access (including the right to make photocopies at the Buyer’s expense), during normal business hours, to the Books and Records for such periods.
          (c) In order to facilitate the resolution of any claims made against or incurred by the Buyer after the Closing or for any other reasonable purpose, including to prepare audited financial statements, for a period of seven (7) years following the Closing, the Seller shall, and shall cause its Subsidiaries to, (i) retain all books and records which are in its possession or control as of the date hereof or as of the Closing Date and which are not transferred to the Buyer pursuant to this Agreement and which relate to the Business for periods prior to the Closing and copies of which shall not otherwise have been delivered to the Buyer, (ii) upon reasonable notice, afford the officers, employees and Representatives of the Buyer, reasonable access (including the right to make photocopies at the Buyer’s expense), during normal business hours, to such books and records and (iii) provide all other forms of reasonable assistance to the Buyer to enable the Buyer to prepare the Buyer’s financial statements.
     5.2 Conduct of the Business Prior to the Closing Date.

          (a) During the period commencing on the date hereof and continuing until the Closing or the earlier valid termination of this Agreement, the Seller agrees that, except as expressly permitted or required by this Agreement or to the extent that the Buyer shall otherwise consent in advance in writing, the Seller shall carry on the Business only in the ordinary course of business and consistent with past practice including commercially reasonable efforts to preserve intact, protect and maintain the Business.
          (b) Without limiting the generality of clause (a) above, from the date of this Agreement to the Closing or earlier valid termination of this Agreement, the Seller shall not do any of the following, unless approved or consented to in advance in writing by the Buyer:
          (i) except in the ordinary course of business, sell, lease, assign, transfer, license, sublicense, encumber or otherwise dispose of, in whole or in part, any of the Transferred Assets, or otherwise extend, amend or modify any rights thereto;
          (ii) enter into, cancel, rescind, terminate, renew, assign or make any material change to any Assigned Contract, other than the expiration of an Assigned Contract in accordance with its terms in effect as of the date hereof;
          (iii) enter into any Contract that by its terms could after the Closing limit or restrict the Buyer or any of its Affiliates (or any successors thereto) from engaging or competing in any line of business or in any geographic area, or require referrals of any business or require the Buyer or any of its Affiliates to make available any investment opportunities to any Person on a priority, equal or exclusive basis;
          (iv) (A) increase the compensation or benefits of any Business Employee or consultant or independent contractor of the Business, or (B) loan or advance any money or other property, or make any payment or distribution of any compensation, to any Business Employee or consultant or independent contractor of the Business;
          (v) terminate any Business Employees other than for cause or hire any new Business Employees;
          (vi) transfer, abandon or grant any material right under, enter into any settlement regarding, or institute any Action or Proceeding or assert any claim regarding, the breach or infringement of, any Transferred IP or take any of the foregoing actions to the extent that such actions may reasonably be expected to adversely affect any of the Buyer’s rights under the License Agreement;
          (vii) (A) institute, settle or agree to settle any Action or Proceeding by or before any Governmental Authority that creates or imposes any continuing obligation or restriction on the Business or would otherwise constitute an Assumed Liability or (B) waive, release or relinquish any material claims or rights relating to the Business or the Transferred Assets;
          (viii) incur any capital expenditures or other Liabilities in excess of $35,000 individually or $75,000 in the aggregate that would constitute an Assumed Liability;

          (ix) (A) accelerate the delivery or sale of Products other than at the request of the purchaser of such Products and in the ordinary course of business consistent with past practices or (B) other than in the ordinary course of business consistent with past practices, offer discounts or price protection on the sale of Products or services;
          (x) enter into, renew, or modify or amend in any material respect any Contract (A) relating to the distribution, sale, license or marketing by third parties of Products, or (B) to provide professional services or software implementation, deployment or development services related to the Business, in each case other than new End User Agreements or renewals of existing End User Agreements, in each case for a term of one year or less and otherwise in a manner consistent with past practices (including future maintenance or service obligations under any such Contract and the allocation of revenue under any such Contract to future maintenance or service obligations); provided that in no event shall any End User Agreement (or modification or amendment to any End User Agreement) contain pricing, discounting, service or maintenance terms or provisions other than in the ordinary course of business consistent with past practices;
          (xi) issue or enter into any Non-Inventory Purchase Order in excess of $20,000; or
          (xii) otherwise commit to do, or take any action or omit to take any action that would result in, any of the foregoing.
     5.3 Non-Solicitation. The Seller agrees that for a period of twenty-four (24) months from and after the Closing Date it shall not, and shall cause its Affiliates and Subsidiaries not to, directly or indirectly, solicit to hire (or seek to cause to leave the employ of the Buyer or its Affiliates) (i) any Business Employee who receives an offer of employment with the Buyer, (ii) any consultant or independent contractor who receives an offer to provide services to the Buyer within six (6) months from and after the Closing Date, or (iii) any Person employed by the Buyer or any of its Affiliates who became known to or was identified to the Seller in connection with the transactions contemplated by this Agreement, unless, in the case of clause (i) or (ii) above, such Person ceased to be an employee of the Buyer or its Affiliates prior to such action by the Seller, or, in the case of such Person’s voluntary termination of employment with the Buyer or the Seller, at least four (4) months prior to such action by the Seller. Notwithstanding the foregoing, the restrictions set forth in this Section 5.3 shall not apply to bona fide public advertisements for employment placed by the Seller and not specifically targeted at the employees of the Buyer or its Affiliates.
     5.4 Non-Competition.
          (a) In consideration of the Buyer entering into this Agreement and in order that the Buyer may enjoy the full benefit of the Transferred Assets and the Business, for a period of twenty-four (24) months from and after the Closing Date (the “Noncompetition Period”), neither the Seller nor any of its respective Affiliates or Subsidiaries shall, directly or indirectly, whether as principal, agent, partner, officer, director, licensor, stockholder, consultant or otherwise, alone or in association with any other Person, own, manage, operate, control, participate in, invest in, or otherwise carry on, a business, an entity or a person which, directly or indirectly, is in competition with the Business in the Field of Use in North America, Europe, Japan, Asia, the Pacific Rim and any other jurisdiction where the Business is currently conducted or where any Products are scheduled for release within the ninety (90) days after the date hereof. As part of the foregoing covenant and restriction, the Seller and its respective Affiliates and Subsidiaries shall not, directly or indirectly, perform services in the Field of Use for any other Person.
          (b) The Seller acknowledges and agrees that the remedy at law for any breach, or threatened breach, of any of the provisions of this Section 5.4 will be inadequate and, accordingly, the Seller covenants and agrees that the Buyer shall, in addition to any other rights and remedies which the Buyer may have at Law, be entitled to equitable relief, including injunctive relief, and to the remedy of specific performance with respect to any breach or threatened breach of such covenant, as may be available from any court of competent jurisdiction. In addition, the Seller and the Buyer agree that the terms of the covenant in this Section 5.4 are fair and reasonable in light of the Buyer’s plans for the Transferred Assets and the Business and are necessary to accomplish the full transfer of the goodwill and other intangible assets contemplated hereby. In the event that any of the covenants contained in this Section 5.4 shall be determined by any court of competent jurisdiction to be unenforceable for any reason whatsoever, then any such provision or provisions shall not be deemed void, and the parties hereto agree that said limits may be modified by the court and that said covenant contained in this Section 5.4 shall be amended in accordance with said modification, it being specifically agreed by the parties that it is their continuing desire that this covenant be enforced to the full extent of its terms and conditions or if a court finds the scope of the covenant unenforceable, the court should redefine the covenant so as to comply with applicable Law.
     5.5 Public Announcements. Prior to the date hereof, no party to this Agreement shall make, or cause to be made, any press release or public announcement with respect to the Acquisition, this Agreement or the transactions contemplated hereby or otherwise communicate with any news media with respect thereto without the consent of the other party, and the parties shall cooperate as to the timing and contents of any such press release or public announcement; provided, however, that such consent (i) shall not be unreasonably withheld, conditioned or delayed and (ii) shall not be required for releases, announcements or communications to the extent obtaining such consent would prevent the timely and accurate dissemination of information as required to comply with any applicable Law.
     5.6 Seller Employees.
          (a) On or before the date hereof, the Buyer shall identify in writing those Business Employees to whom the Buyer, in its sole discretion, intends to offer employment effective as of the Closing Date. The Buyer, in its sole discretion, shall set the initial terms and conditions upon which it may offer employment to such employees. The Seller and its Subsidiaries shall release from employment, effective no later than the Closing Date, each Business Employee who receives an offer of employment with the Buyer. The Seller shall not enforce against any Business Employee or any independent contractor or consultant engaged by the Seller exclusively in connection with the Business who receives and accepts an offer of employment with the Buyer (each such employee, a “Transferred Employee”) any non-compete or similar contractual obligations, or otherwise assert with respect to any such

Transferred Employee, independent contractor and consultant any claims that would otherwise prohibit or place conditions on the acceptance of such offer of employment by such Transferred Employee (including any acceptance of an Employee Offer Letter by any Key Employee) or such independent contractor and consultant, the Transferred Employee’s continuing employment by the Buyer or any of its Affiliates or the Transferred Employee’s performance of services for the Buyer or any of its Affiliates. The Seller shall use its commercially reasonable efforts to assist the Buyer and its Affiliates in hiring such employees (including Key Employees) to whom offers of employment are extended; provided, however, that such assistance shall not include any requirement by the Seller to expend any money, incur any liability, or offer or grant any accommodation, right or benefit by the Seller to any Person.
          (b) In no event shall the Buyer or any of its Affiliates have any responsibility, obligation or liability to the Seller or any of its Subsidiaries, or any current or former employee of any of them, with respect to such employee’s former employment or the termination thereof, including with respect to severance, and whether or not arising under Law, a Seller Plan or otherwise. The Seller shall indemnify, defend and hold harmless the Buyer and its Affiliates from any and all Liabilities incurred by the Buyer or its Affiliates with respect to such matters.
          (c) No Seller Plan and no assets of any Seller Plan (including any Seller Plan intended to be qualified under Section 401(a) of the Code) will be transferred to the Buyer or any of its Affiliates or to any plan of the Buyer or any of its Affiliates (other than as a rollover contribution to the extent elected by a Transferred Employee in accordance with the terms of the applicable plans intended to be qualified under Section 401(a) of the Code).
          (d) The Seller shall be responsible for providing continuation coverage to the extent required by Section 4980B of the Code or similar state law (“COBRA”) to those employees of the Seller, and other qualified beneficiaries under COBRA with respect to such employees, who have a COBRA qualifying event (due to termination of employment with the Seller or otherwise) prior to or in connection with the transactions contemplated by this Agreement. Except as required by law, neither the Buyer nor any of its Affiliates shall be responsible for the failure of the Seller to comply with any of the requirements of COBRA, including applicable notice requirements. The Seller shall indemnify, defend and hold the Buyer and its Affiliates harmless from any and all Liabilities incurred by the Buyer or its Affiliates, as applicable, as a result of the failure of the Seller to comply with any of the requirements of COBRA, including applicable notice requirements.
          (e) On the date hereof, the Seller shall provide the Buyer with an itemized schedule of the unused paid time off (“PTO”) accrued by each Transferred Employee located in the United States as of the date hereof (the “Preliminary PTO Schedule”). Upon Closing, the Seller shall provide an updated version of such schedule reflecting (a) any additional accrual or use of PTO by Transferred Employees located in the United States between the date of the Preliminary PTO Schedule and the Closing Date and (b) all PTO accrued by each Transferred Employee not located in the United States as of the Closing Date (the “Closing PTO Schedule”).
     5.7 Key Employees. Schedule 5.7 sets forth a list of “Key Employees” of the Seller to whom the Buyer intends to make an offer of employment pursuant to an Employee Offer

Letter, it being understood that each such Employee Offer Letter requires the employee party thereto to execute and deliver to the Buyer an Employee Proprietary Information and Inventions Agreement in the form attached as an exhibit thereto. The Seller shall cooperate with the Buyer and assist the Buyer with its efforts to enter into all such agreements and exhibits with such employees as soon as practicable prior to the date hereof. To Knowledge of the Seller, no Key Employee intends to terminate his or her employment or other relationship with the Seller, nor does the Seller have a present intention to terminate the employment or other relationship of any Key Employee, other than in connection with the consummation of the transactions contemplated hereby. The Buyer shall have no obligation to make an offer of employment to any employee of the Seller.
     5.8 Insurance. To the extent that any insurance policies or binders cover any loss, liability, claim, damage or expense relating to the Business or the Transferred Assets and covering occurrences or wrongful acts prior to the Closing Date and such policies continue after the Closing Date to permit claims to be made thereunder with respect to such occurrences or acts prior to the Closing Date, and to the extent that such Claims are not covered by insurance policies of the Buyer the Seller and its Subsidiaries shall cooperate with the Buyer and its Affiliates to submit any such claims, including filing and furnishing required notices for the benefit of or on behalf of the Buyer or its Affiliates under such policies or pursuing claims previously made.
     5.9 Certain Notices. From and after the date of this Agreement until the Closing, the Seller and the Buyer shall promptly notify each other orally and in writing of (a) any written notice from any Person alleging that the Approval of such Person is required in order to consummate the Acquisition and the other transactions contemplated by this Agreement, (b) any Actions or Proceedings commenced or, to the Knowledge of the Seller or the Knowledge of the Buyer, as the case may be, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries that, if pending on the date of this Agreement, would have been required to be disclosed pursuant to Article IV, or that relate to the transactions contemplated by this Agreement, and (c) in the case of the Seller, any Key Customer, Vendor, Distributor or Business Employee threatening in writing any material modification or change in, or termination of, its business or other relationship with the Business.
     5.10 Certain Intellectual Property Covenants.
          (a) The Seller shall, and shall cause its Subsidiaries to, at their expense, take such actions prior to and after the Closing as required, or as reasonably requested by the Buyer, to duly execute, deliver and file as of the Closing Date or as soon thereafter as practicable all instruments and documents necessary to ensure that the records, registrations and applications for registration of all Transferred IP, in the United States Patent and Trademark Office or the United States Copyright Office and all counterpart or similar agencies wherever such Transferred IP is registered or is the subject of an application for registration, correctly reflect all transactions affecting the ownership by the Buyer of such Transferred IP. In the event the Buyer is unable, after expending reasonable efforts under the circumstances, to obtain the Seller’s execution of any document required to be executed under this Section 5.10(a), the Seller hereby grants the Buyer the authority to execute such document on the Seller’s behalf as the Seller’s attorney-in-fact.

          (b) Effective as of the Closing Date, the Seller shall, and shall cause its Subsidiaries to, forever cease to sell any products or provide any services under, or apply to register, in each case throughout the world, any trademarks, service marks, trade dress, design marks, logos, trade names, domain names, web-sites, brand names, model names and corporate names that are the same as or confusingly similar to any of the trademarks and trade names included in the Transferred Assets.
     5.11 Confidentiality. The Seller recognizes that by reason of its ownership of the Business and the Transferred Assets and provision of the services under the Transition Services Agreement, it and its Subsidiaries have acquired and will acquire confidential information and trade secrets concerning the Business the use or disclosure of which could cause the Buyer or its Affiliates substantial loss and damages that could not be readily calculated and for which no remedy at law would be adequate. Accordingly, the Seller covenants and agrees with the Buyer that the Seller and its Subsidiaries will not at any time, except in performance of the Seller’s obligations to the Buyer or with the prior written consent of the Buyer, directly or indirectly, disclose or use any proprietary, secret or confidential information relating to the Business and the Transferred Assets that any such Person may learn or has learned by reason of its ownership of the Business and the Transferred Assets or provision of services under the Transition Services Agreement, unless (i) such information becomes known to the public generally through no fault of the Seller or of its Subsidiaries or (ii) disclosure is required in the opinion of its independent counsel, by applicable Law; provided that this Section 5.11 shall not apply to any asset that is not a Transferred Asset. The parties hereto agree that the covenant contained in this Section 5.11 imposes a reasonable restraint on the Seller, its Subsidiaries and their employees.
     5.12 Successors. In the event that either of the parties hereto (or any of its successors or assigns) shall consolidate or merge with any other Person and such party shall not be the continuing or surviving corporation or entity in such consolidation or merger, or transfer all or substantially all of its properties and assets to any other Person (the “Successor Acquisition”), then in each case proper provision shall be made so that the continuing or surviving corporation or entity (or its successors or assigns, if applicable), or transferee of such assets, as the case may be, shall expressly assume all of such party’s obligations, as applicable, under Sections 4.1, 5.1, 5.3, 5.8, 5.10, 5.11, 5.14, 5.15 and Article VI and Article X of this Agreement and under the Ancillary Agreements.
     5.13 No Solicitation or Negotiation. The Seller agrees that between the date of this Agreement and the earlier of (i) the Closing and (ii) the valid termination of this Agreement, neither the Seller nor any of the Seller’s Affiliates, officers, directors or Representatives will (a) solicit, initiate, encourage or accept any other proposals or offers from any Person (other than Buyer) (i) relating to any acquisition, license or purchase of all or any portion of the Transferred Assets or the Business other than in the ordinary course of business, (ii) enter into any business transaction involving or otherwise relating to the Business or the Transferred Assets, in each case that could reasonably be expected to delay or interfere with the Acquisition or the other transactions contemplated by this Agreement, (iii) release any Person from, or waive any provision of, any confidentiality agreement that relates to the Business or the Transferred Assets or any standstill agreement to which the Seller is a party, or (iv) participate in any discussions, conversations, negotiations or other communications regarding, or furnish to any other Person (other than the Buyer) any information with respect to, or otherwise cooperate in any way, assist or participate in, facilitate or encourage any effort or attempt by any other Person to seek to do any of the foregoing. The Seller immediately shall cease and cause to be terminated all existing discussions, conversations, negotiations and other communications with any Persons conducted heretofore with respect to any of the foregoing. The Seller shall notify the Buyer promptly in writing if any such proposal or offer, or any inquiry or other contact with any Person with respect thereto, is made and shall, in any such notice to the Buyer, indicate in reasonable detail the identity of the Person making such proposal, offer, inquiry or contact and the principal terms and conditions of such proposal, offer, inquiry or other contact.
     5.14 Supply Agreement. Until VI provides a written consent that permits the Buyer to assume Section IV Subsections (a)-(c) and VII of Schedule One of the VI Transition Services Agreement, the Buyer hereby agrees to (i) manufacture for and supply to or on behalf of the Seller the TAPs, the 4G Probes and the Xgig Analyzers (each as defined in Section IV Subsections (a)-(c) of Schedule One of the VI Transition Services Agreement) on the same terms as set forth in Section IV Subsections (a)-(c) and VII of Schedule One of the VI Transition Services Agreement and (ii) provide the maintenance and support to or on behalf of the Seller on the same terms as set forth in Section VII of Schedule One of the VI Transition Services Agreement.
     5.15 SerialTek Litigation.
          (a) The parties agree that (i) the Seller shall be responsible for all costs, fees and expenses related to the SerialTek Litigation that were incurred prior to the Effective Time, (ii) the Seller shall be responsible for fifty percent (50%) of the first $300,000 of the attorneys fees and third party costs and expenses incurred after the Effective Time in the information technology and hardware analysis phase of the SerialTek Litigation (the “Seller Phase 1 Expenses”), which phase is currently estimated by Winston and Strawn LLP, the Seller’s counsel in the SerialTek Litigation, to be completed on or about July 31, 2009 (the “Phase 1 Process”); provided that the parties agree that such completion date is uncertain and that the Seller’s responsibility for such costs and expenses is not contingent on the analysis being completed by such date, (iii) the Seller shall not be responsible for any attorneys fees and third party costs and expenses incurred during the Phase 1 Process that are in excess of the Seller Phase 1 Expenses, and (iv) the Seller agrees that any monetary recovery received in connection with the SerialTek Litigation either by way of settlement, including any lump sum payments upon settlement or thereafter, advances and other payment structures (including without limitation license revenue such as advances or future royalties paid over time, and revenue specifically attributable to past infringement and interest, including amounts for infringements before the Effective Time and any interest attributable thereto, and the value of any security issued by SerialTek, LLC to the Buyer in connection with such settlement) or as a consequence of a judgment rendered in the SerialTek Litigation (the “Recovery”) shall be allocated and paid to the Buyer and the Seller pro rata in proportion to the amount by which the Seller Phase 1 Expenses, on the one hand, and the Buyer’s reasonable attorneys fees and third party costs and expenses related to the SerialTek Litigation, on the other hand, relate to the total costs and expenses incurred after the Effective Time in connection with the SerialTek Litigation; provided, in no event, shall the Seller be allocated or paid an amount in excess of the Seller Phase 1 Expenses actually incurred by the Seller after the Effective Time.

          (b) Promptly following the Closing Date, and in any event not later than five (5) Business Days following the Closing Date, the Buyer shall file a motion or other appropriate pleading to intervene as a co-plaintiff in the SerialTek Litigation. If in the reasonable judgment of the Buyer it shall become unnecessary for the Seller to remain a party to the SerialTek Litigation in order to obtain complete relief, the Seller shall then promptly file a motion or other appropriate pleading to withdraw as a party. In either case, the Seller shall (i) take such steps, and file such pleadings, as the Buyer in its reasonable judgment may deem necessary to pursue or resolve the SerialTek Litigation, (ii) proceed in good faith and take commercially reasonably efforts to assist the Buyer and provide the Buyer with any information necessary to pursue or resolve the SerialTek Litigation, and (iii) reasonably cooperate with the Buyer to pursue or resolve the SerialTek Litigation. The Buyer shall defend, indemnify and hold Seller harmless from and against any claims, counterclaims, judgment, or orders to pay money arising in connection with the SerialTek Litigation, excepting only those matters identified in Section 5.15(c) below, and further the Buyer shall pay and reimburse the Seller for all reasonable attorneys fees, third party costs and other reasonable expenses incurred by the Seller in connection with the SerialTek Litigation after the Closing Date, including without limitation reasonable travel and travel related expenses, third party costs, and expenses of responding to pleadings, discovery, or other actions in the SerialTek Litigation, excepting only (1) the Seller Phase 1 Expenses, and (2) those Counterclaims not defended by Buyer as set forth in Section 5.15(c) below. After the Closing Date, the Buyer shall have the sole and unfettered discretion to control the SerialTek Litigation, including any settlement thereof; provided that no settlement shall obligate the Seller to take any action or prohibit the Seller from taking any action, including making any payment or competing in any jurisdiction or any line of business, without the prior written consent of the Seller, except that the Seller shall be obligated to take any reasonable action that is procedurally required to effectuate the resolution of the SerialTek Litigation without any ongoing obligation of the Seller, including executing a settlement agreement and release resolving such claims if this is necessary in the reasonable judgment of the Buyer to effectuate a settlement. Notwithstanding anything to the contrary in this Section 5.15(b), the Buyer’s indemnification pursuant to this Section 5.15(b) does not relieve the Seller of its obligations to indemnify the Buyer pursuant to Article X hereof and subject to the provisions thereof, including without limitation, the inaccuracy or breach of any representation or warranty made by the Seller in this Agreement.
          (c) In the event that SerialTek, LLC makes a claim or counterclaim against the Seller arising out of acts or omissions of the Seller (other than acts or omission in connection with the prosecution of the SerialTek Litigation after the Effective Time) (the “Counterclaim”), the Buyer shall have the right to defend such Counterclaim against the Seller. If the Buyer defends a Counterclaim, the Buyer shall have the sole and unfettered discretion to control such defense, including any settlement thereof; provided that no settlement shall obligate the Seller to take any action or prohibit the Seller from taking any action, including making any payment or competing in any jurisdiction or any line of business, without the prior written consent of the Seller, except that the Seller shall be obligated to take any reasonable action that is procedurally required to effectuate the resolution of the such Counterclaim without any ongoing obligation of the Seller, including executing a settlement agreement and release resolving such Counterclaims if this is necessary in the reasonable judgment of the Buyer to effectuate a settlement. Additionally, if the Buyer defends a Counterclaim, the Buyer shall indemnify and hold the Seller harmless from and against any judgments or orders to pay money arising in connection with the

Counterclaim, whether or not arising before or after the Effective Time; provided, however, the Buyer’s indemnification pursuant to this Section 5.15(c) does not relieve the Seller of its obligations to indemnify the Buyer pursuant to Article X hereof and subject to the provisions thereof, including without limitation, the inaccuracy or breach of any representation or warranty made by the Seller in this Agreement. The Buyer shall inform the Seller of its decision to defend the Counterclaim within ten (10) Business Days of the Buyer becoming aware of the Counterclaim; provided, however, that the Buyer may elect at anytime to defend the Counterclaim. In the event the Buyer decides to defend the Counterclaim, the Buyer shall pay all and shall reimburse the Seller for all reasonable attorneys fees, third party costs and other expenses incurred by the Seller in connection with the Seller’s defense of such Counterclaim, including without limitation all travel and travel related expenses, internal and external costs and expenses of responding to pleadings, discovery, or other actions in the Seller’s defense of the Counterclaim. If the Buyer determines not to defend the Counterclaim and the Seller defends such Counterclaim, the Seller shall pay all attorneys fees, third party costs and other expenses incurred in connection with the Seller’s defense of such Counterclaim, including without limitation all travel and travel related expenses, internal and external costs and expenses of responding to pleadings, discovery, or other actions in the Seller’s defense of the Counterclaim. Additionally, if the Seller defends a Counterclaim, the Seller shall have the sole and unfettered discretion to control such defense, including any settlement thereof; provided that no settlement shall obligate the Buyer to take any action or prohibit the Buyer from taking any action, including making any payment or competing in any jurisdiction or any line of business, without the prior written consent of the Buyer, except that the Buyer shall be obligated to take any reasonable action that is procedurally required to effectuate the resolution of the Counterclaim without any ongoing obligation of the Buyer, including executing a settlement agreement and release resolving such claims if this is necessary in the reasonable judgment of the Seller to effectuate a settlement; and provided, however, the Seller shall reasonably cooperate with the Buyer in the Seller’s defense of the Counterclaim and consult and communicate with the Buyer in order to protect the Buyer’s rights in the SerialTek Litigation.
ARTICLE VI
TAX MATTERS
     6.1 Control of Tax Audits. The Seller shall have the right to control any Tax audit or administrative or court proceeding (a “Tax Proceeding”) relating to any Tax covered by Section 10.1(a)(iv) and to employ counsel of its choice; provided that if the results of such Tax audit or proceeding could reasonably be expected to have an adverse effect on the Buyer or any of the Buyer’s Affiliates for any Post-Closing Tax Period, then the Seller and the Buyer shall jointly control the defense and settlement of any such Tax audit or proceeding and each party shall cooperate with the other party at its own expense and there shall be no settlement or closing or other agreement with respect thereto without the consent of the other party, which consent will not be unreasonably withheld or delayed. The Seller shall promptly notify the Buyer if it decides not to control the defense or settlement of any such Tax audit or administrative or court proceeding and the Buyer thereupon shall be permitted to defend and settle such Tax audit or proceeding.

     6.2 Tax Returns. The Buyer shall, or cause its Affiliates to, prepare or cause to be prepared, and shall timely file or cause to be timely filed, all Tax Returns (other than income Tax Returns) with respect to the Business that are required to be filed after the Closing Date; provided, that the Seller shall reimburse the Buyer for (i) the costs incurred in preparing Tax Returns that relate to periods ending on or prior to the Closing Date and (ii) a portion of the costs incurred in preparing Straddle Period Tax Returns (which costs shall be apportioned based upon the number of days relating to the pre-Closing portion of the Straddle Period). Such Tax Returns shall be prepared in a manner consistent with past practices, unless such past practices are not in accordance with applicable Law.
     6.3 Cooperation. The Seller and the Buyer shall cooperate fully with each other in connection with the preparation and timely filing of any Tax Returns required to be prepared and filed by the parties after the Closing Date, or in connection with the preparation or filing of any election, claim for refund, consent or certification.
     6.4 Transfer Costs. The Seller shall be responsible for the timely payment of all sales (including bulk sales), use, value added, documentary, stamp, gross receipts, withholding, registration, transfer, conveyance, excise, recording, license and other similar Taxes and fees (“Transfer Costs”) arising out of or in connection with or attributable to the transactions effected pursuant to this Agreement. The Seller and the Buyer shall use their respective commercially reasonable efforts to deliver certain of the Transferred Assets, as appropriate, through an electronic delivery or in such other manner reasonable calculated and legally permitted, and take all other commercially reasonable actions necessary, to minimize or avoid the incurrence of Transfer Costs.
     6.5 Proration of Taxes. Personal property Taxes (all real property taxes to be borne solely by the Seller) and ad valorem Taxes (that are imposed on a periodic basis (as opposed to a net income basis)) (collectively, “Periodic Taxes”) imposed in connection with the Business shall be prorated between the Seller and the Buyer for any Straddle Period. Periodic Taxes of the Seller attributable to Straddle Periods shall be prorated between the Buyer and the Seller based on the relative periods the assets of the Seller were owned by each respective party during the fiscal period of the taxing jurisdiction for which such Taxes were imposed by such jurisdiction (as such fiscal period is or may be reflected on the bill rendered by such taxing jurisdiction). The Buyer or the Seller shall promptly forward an invoice to the other party for its reimbursable pro rata share, if any, of any Periodic Taxes paid by such party.
ARTICLE VII
CLOSING
     7.1 Closing Date. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Morrison & Foerster LLP in Palo Alto, California, at 10:00 a.m. on July 15, 2009 (the “Closing Date”). Notwithstanding the foregoing, the Closing shall for all purposes be deemed to occur at 5:00 p.m. in Palo Alto, California on the Closing Date (the “Effective Time”).

     7.2 Deliveries by the Buyer. At the Closing, the Buyer shall pay the Purchase Price in accordance with this Agreement and, unless waived in writing by the Seller, shall execute and deliver to the Seller the following in such form and substance as are reasonably acceptable to the Seller:
          (a) An amount in cash equal to (i) $16,000 as reimbursement of the security deposit with respect to the Texas Facility Lease plus (ii) the pro rata share of the July rent for the Texas Facility for the period between the Closing Date and August 1, 2009;
          (b) the Bill of Sale in substantially the form of Exhibit B hereto;
          (c) the Patent Assignment in substantially the form of Exhibit C hereto;
          (d) the Trademark Assignment in substantially the form of Exhibit D hereto;
          (e) the Copyright Assignment in substantially the form of Exhibit E hereto;
          (f) the Transition Services Agreement in substantially the form of Exhibit F hereto;
          (g) the Assignment and Assumption Agreement in substantially the form of Exhibit G hereto;
          (h) the License Agreement in substantially the form of Exhibit I hereto;
          (i) the Settlement Agreement in substantially the form of Exhibit J hereto; and
          (j) such other documents and instruments as counsel for the Buyer and the Seller mutually agree to be reasonably necessary to consummate the transactions described herein.
     7.3 Deliveries by the Seller. At the Closing unless waived in writing by the Buyer, the Seller shall execute and deliver to the Buyer the following in such form and substance as are reasonably acceptable to the Buyer:
          (a) all third party consents necessary in connection with the Acquisition under those Contracts specified on Schedule 7.3(a) (the “Required Consents”);
          (b) a certificate(s) in form and substance reasonably satisfactory to the Buyer, duly executed and acknowledged, certifying any facts that would exempt the transactions contemplated hereby from withholding under Section 1445 of the Code and the Treasury Regulations promulgated thereunder.
          (c) the Bill of Sale in substantially the form of Exhibit B hereto;
          (d) the Patent Assignment in substantially the form of Exhibit C hereto;
          (e) the Trademark Assignment in substantially the form of Exhibit D hereto;

          (f) the Copyright Assignment in substantially the form of Exhibit E hereto;
          (g) the Transition Services Agreement in substantially the form of Exhibit F hereto;
          (h) the Assignment and Assumption Agreement in substantially the form of Exhibit G hereto;
          (i) a signed legal opinion from counsel to the Seller dated as of the Closing, in substantially the form of Exhibit H hereto;
          (j) the License Agreement in substantially the form of Exhibit I hereto;
          (k) the Settlement Agreement in substantially the form of Exhibit J hereto;
          (l) such other documents and instruments as counsel for the Buyer and the Seller mutually agree to be reasonably necessary to consummate the transactions described herein.
ARTICLE VIII
CONDITIONS PRECEDENT
     8.1 Conditions Precedent to Obligations of Parties. The respective obligations of each of the parties hereto to effect the Acquisition are subject to the satisfaction, at or prior to the Closing Date, there shall be no Order or other legal restraint or prohibition of any nature of any court or Governmental Authority of competent jurisdiction that is in effect that restrains or prohibits the consummation of the Acquisition. There shall not be any action taken, or any statute, rule or regulation enacted, entered, enforced or deemed applicable to the Acquisition, by any Governmental Authority which makes the consummation of the Acquisition illegal.
     8.2 Conditions to Obligations of the Buyer. The obligation of the Buyer to effect the Acquisition is subject to the satisfaction or waiver, at or prior to the Closing Date, of each of the following conditions:
          (a) Third Party Consents. The Seller shall have received, in form and substance reasonably satisfactory to the Buyer, the Required Consents.
          (b) Delivery of Ancillary Agreements and Other Documents. The Seller shall have executed and delivered to the Buyer each of the agreements set forth in Section 7.3(b) through Section 7.3(p).
     8.3 Conditions to the Obligations of the Seller. The obligation of the Seller to effect the Acquisition is subject to the satisfaction or waiver, at or prior to the Closing Date, of each of the following conditions:

          (a) Delivery of Ancillary Agreements and Other Documents. The Buyer shall have executed and delivered to the Seller each of the agreements set forth in Section 7.2(a) through Section 7.2(j).
          (b) Purchase Price. The Buyer shall have delivered concurrently with the satisfaction of the conditions set forth in Sections 8.1 or 8.2, the Purchase Price in cash or by wire transfer of immediately available funds to the Seller.
ARTICLE IX
TERMINATION
     9.1 Termination. This Agreement may be terminated and the Acquisition contemplated hereby may be abandoned at any time prior to the Closing:
          (a) By mutual written consent of the Buyer and the Seller;
          (b) By either the Seller or the Buyer, upon written notice to the other party, if the Acquisition shall not have been consummated on or before September 30, 2009 (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been a cause of, or resulted in, the failure of such consummation to occur on or before such date; and
          (c) By either the Seller or the Buyer, upon written notice to the other party, if any Governmental Authority shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such Order shall have become final and nonappealable.
     9.2 Effect of Termination. In the event of termination of this Agreement by either the Seller or the Buyer as provided in Section 9.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of the Buyer or the Seller or their respective officers or directors, except for Sections 4.1(q), 5.5, and 5.11, this Section 9.2 and Article XI each of which shall survive termination; provided, however, that nothing herein shall relieve any party from liability for any willful or material breach of any of the representations, warranties, covenants or agreements set forth in this Agreement.
ARTICLE X
INDEMNIFICATION
     10.1 Indemnification.
          (a) Following the Closing and subject to the terms and conditions of this Article X, the Seller shall indemnify, defend and hold harmless the Buyer and its Affiliates and their respective officers, directors, employees, stockholders, assigns and successors (each, a “Buyer Indemnified Party”) from and against, and shall reimburse, hold harmless and indemnify each Buyer Indemnified Party for, any and all losses, damages, liabilities, royalties, costs and expenses, including interest, penalties, court costs and reasonable attorneys’ fees and expenses, imposed upon or incurred by such Buyer Indemnified Party (“Buyer Losses”), with respect to:
          (i) any inaccuracy or breach of any representation or warranty made by the Seller in this Agreement;
          (ii) any breach of any covenant or agreement made by the Seller in this Agreement;
          (iii) any Excluded Liabilities of the Seller or any of its Subsidiaries;
          (iv) (A) all Taxes imposed for any Pre-Closing Tax Period and (B) all Taxes of any Person imposed on the Seller (1) as a result of being a member on or prior to the Closing Date of any consolidated, combined, affiliated or unitary Tax group or (2) as a transferee or successor, by contract, or otherwise;
          (v) any non-compliance by the Seller or any of its Subsidiaries with any applicable bulk transfer or similar law or by virtue of common law, statute or regulation imposing or attempting to impose transferee liability on the Buyer with respect to the Liabilities;
          (vi) acts or omissions of the Seller or any of its Affiliates and all injuries, including death, damage to or destruction, loss or loss of the use of property, regardless of the cause of any of the foregoing, occurring in connection with the operation of the Business prior to the Closing,
          (vii) the conduct of the Business by the Seller or any of its Affiliates prior to the Effective Time, including without limitation, any acts or omissions of the Seller or any of its Affiliates,
          (viii) return of Products that the Seller or the Seller’s Affiliates are required to accept, except to the extent in connection with a Warranty Liability, or
          (ix) with respect to any Covered License or the Intellectual Property that is the subject matter of any Covered License, any claim (except claims for the payment of license or use fees that would have been due under the Covered License had the Approval for such Covered License been obtained prior to the date such fees were due and payable) to the extent (a) that during the forty-five (45) days following receipt of a No Consent Notice from the Seller (such period in each applicable case, the “Covered License Grace Period”), the Buyer has used commercially reasonable efforts to obtain its own license or other agreement with respect to the Intellectual Property that is the subject matter of the applicable Covered Licenses; and (b) arising from activities that take place during the period beginning at the Effective Time and concluding at the end of the applicable Covered Licensed Grace Period.

          This indemnity agreement in this Section 10.1(a) shall not limit any other rights or remedies that the Buyer may have based on any action for fraud, willful breach or intentional misrepresentation.
          (b) Following the Closing and subject to the terms and conditions provided in this Article X, the Buyer shall indemnify, defend and hold harmless, the Seller and its Subsidiaries and their respective officers, directors, employees, stockholders, assigns and successors (each, a “Seller Indemnified Party”) from and against, and shall reimburse each Seller Indemnified Party for, any and all losses, damages, liabilities, royalties, costs and expenses, including interest, penalties, court costs and reasonable attorneys’ fees and expenses, imposed upon or incurred by such Seller Indemnified Party (“Seller Losses”), with respect to:
          (i) any inaccuracy or breach of any representation or warranty made by the Buyer in this Agreement;
          (ii) any breach of any covenant or agreement made by the Buyer in this Agreement;
          (iii) any of the Assumed Liabilities; or
          (iv) the conduct of the Business by the Buyer after the Effective Time.
          This indemnity agreement in this Section 10.1(b) shall not limit any other rights or remedies that the Seller may have based on any action for fraud, willful breach or intentional misrepresentation.
          (c) For the purpose of this Article X only and only for the purposes of calculating the Seller Losses and the Buyer Losses (and not for the purpose of determining the inaccuracy or breach of any representation or warranty), any representation or warranty given or made that is qualified in scope as to materiality (including in all material respects and Material Adverse Effect) or Knowledge or similar qualification contained herein shall be deemed to have been given or made without such qualification. Notwithstanding anything to the contrary herein, the parties hereto agree and acknowledge that an Indemnified Party may bring a claim for indemnification for any Buyer Losses or Seller Losses, as applicable, under this Article X notwithstanding the fact that such Indemnified Party had knowledge of the breach, event or circumstance giving rise to such loss prior to the Closing or waived any condition to the Closing related thereto.
     10.2 Limitations on Indemnity Payments. The maximum aggregate monetary liability of (i) the Seller to all Buyer Indemnified Parties for all Buyer Losses in the aggregate under and pursuant to Section 10.1(a)(i), and (ii) the Buyer to all the Seller Indemnified Parties for all the Seller Losses in the aggregate under and pursuant to Section 10.1(b)(i) shall, in either such case, be limited to a maximum of $4,830,000. The foregoing limitation shall not apply to the Buyer Losses or the Seller Losses, as applicable, based on fraud, willful breach or intentional misrepresentation of either party. Notwithstanding anything contained herein to the contrary, no party to this Agreement shall be obligated to make any indemnification payment under Section 10.1(a) or Section 10.1(b) as the case may be, unless and until the aggregate amount of Losses sustained by a Buyer Indemnified Party or a Seller Indemnified Party, as the case may be, exceeds $250,000, whereupon the Indemnified Party (as defined below) shall be entitled to recover only such Losses in excess of $250,000. In addition (other than Section 10(a)(ix)), the Seller shall not be obligated to indemnify the Buyer with respect to any indirect, special, incidental, consequential, punitive or non-economic damages of any Buyer Indemnified Party. None of the foregoing limitations of liability shall apply to the Seller’s indemnity obligation under Section 10(a)(ix).
     10.3 Notice of Indemnity Claims. If any Buyer Indemnified Party or the Seller Indemnified Party entitled to or seeking indemnification hereunder (an “Indemnified Party”) (i) determines that any event, occurrence, fact, condition or claim has given or could give rise to any Buyer Losses or the Seller Losses, as applicable, for which such Indemnified Party is or may be entitled to, or may seek, indemnification under this Agreement, (ii) otherwise identifies an event, occurrence, fact, condition or claim giving rise (or which may give rise) to a right of indemnification hereunder in favor of such Indemnified Party, or (iii) with respect to any Third Party Claim, becomes aware of the assertion of any claim or of the commencement of any Action or Proceeding at law or in equity (any of the foregoing, an “Indemnity Claim”), such Indemnified Party shall promptly notify the party obligated to provide indemnification or from whom indemnification is being or will be sought (the “Indemnifying Party”) in writing of such Indemnity Claim (a “Claim Notice”) describing the facts giving rise to the claim for indemnification under this Agreement and shall include in such Claim Notice (if then known) the amount or the method of computation of the amount of such claim and a reference to the provision of this Agreement or any other agreement, document or instrument executed hereunder or in connection with this Agreement upon which such claim is based; provided, however, that the failure of any Indemnified Party to give timely or complete notice thereof shall not affect any of its rights to indemnification hereunder nor relieve the Indemnifying Party from any of its indemnification obligations hereunder, except to the extent the Indemnifying Party is materially prejudiced by such failure.
     10.4 Indemnification Procedures. Any obligation to provide indemnification hereunder with respect to any Action or Proceeding at law or in equity by or against any third party, including any Governmental Authority (a “Third Party Claim”), except with respect to Tax Proceedings, which shall be governed by Article VI, shall be subject to the following terms and conditions:
          (a) Within ten (10) days after receipt of a Claim Notice, the Indemnifying Party shall give written notice to the Indemnified Party stating whether it disputes the Indemnity Claim and whether it will defend against such Indemnity Claim. The Indemnifying Party shall be entitled, at its sole cost and expense, subject to Section 10.5, to assume and control the defense, compromise, settlement and investigation of such Indemnity Claim, including the management of any Action or Proceeding relating thereto, and to employ and engage counsel reasonably acceptable to the Indemnified Party. The Indemnified Party shall at all times have the right to fully participate in the defense of an Indemnity Claim at its own cost and expense directly or through counsel; provided, however, that if the named parties to an Action or Proceeding include both the Indemnifying Party and the Indemnified Party and the Indemnified Party has been advised by counsel that (i) representation of both parties by the same counsel would be inappropriate under applicable standards of professional conduct or (ii) there may be one or more legal or equitable defenses available to it that are different from or additional to those available to the Indemnifying Party, then, in either case, the Indemnified Party shall be entitled to retain its own counsel at the cost and expense of the Indemnifying Party. Notwithstanding the foregoing, the Indemnified Party, during the period the Indemnifying Party is determining whether to elect to assume the defense of a matter covered by this Section 10.4, may take such reasonable actions as it deems necessary to preserve any and all rights with respect to the matter, without such actions being construed as a waiver of the Indemnified Party’s rights to defense and indemnification under this Agreement.
          (b) If the Indemnifying Party exercises the right to undertake the defense and investigation of any such Indemnity Claim as provided in Section 10.4(a), then (i) the Indemnified Party agrees to cooperate with the Indemnifying Party in such efforts and make available to the Indemnifying Party all witnesses, records, materials and information in the Indemnified Party’s possession, under its control or to which it may have access as may be reasonably requested by the Indemnifying Party, and (ii) the Indemnifying Party will keep the Indemnified Party reasonably informed of the progress of the defense of any such Indemnity Claim. If the Indemnifying Party fails to undertake the defense and investigation of any such Indemnity Claim as provided in Section 10.4(a), including conducting a good faith and diligent defense, or if the Indemnified Party retains control of the defense of such Third Party Claim, then (i) the Indemnified Party against which such Indemnity Claim has been asserted shall have the right to undertake the defense, compromise, settlement and investigation of such Indemnity Claim on behalf of, and at the cost and expense of and for the account and risk of, the Indemnifying Party, (ii) the Indemnifying Party agrees to cooperate with the Indemnified Party in such efforts and make available to the Indemnified Party all witnesses, records, materials and information in the Indemnifying Party’s possession, under its control or to which it may have access as may be reasonably requested by the Indemnified Party, and (iii) the Indemnified Party will keep the Indemnifying Party reasonably informed of the progress of the defense of any such Indemnity Claim.
     10.5 Settlement of Indemnity Claims. The Indemnifying Party shall not, without the prior written consent of the Indemnified Party, (a) settle or compromise any Indemnity Claim or consent to the entry of any final judgment that does not include as an unconditional term thereof the delivery by the claimant or plaintiff of a written release or releases from all liability in respect of such Indemnity Claim of all Indemnified Parties affected by such Indemnity Claim, or (b) settle or compromise any Indemnity Claim if the settlement imposes equitable remedies or material obligations on the Indemnified Party other than financial obligations for which such Indemnified Party shall be indemnified hereunder. Except in the event the Indemnified Party has assumed the defense of the Indemnified Claim pursuant to Section 10.4(b), the Indemnified Party shall not, without the prior written consent of the Indemnifying Party, settle or compromise any Indemnity Claim or consent to the entry of any final judgment with respect to an Indemnity Claim.
     10.6 Survival. All covenants and agreements of the parties made in this Agreement shall survive the Closing Date indefinitely unless otherwise expressly provided herein. The representations and warranties of the Seller and the Buyer contained in this Agreement shall survive the Closing Date for a period of twelve (12) months following the Closing Date, notwithstanding any investigation at any time made by or on behalf of any party. Notwithstanding the foregoing, the representations and warranties of the Seller contained in

Section 4.1(c), the first sentence of Section 4.1(i) with respect to tangible Transferred Assets only, and Section 4.1(q) and the representations and warranties of the Buyer contained in Section 4.2(b) shall survive indefinitely. If any Claim Notice for indemnification under Section 10.1(a) or 10.1(b) shall have been given within the applicable survival period, the claim(s) and facts and circumstance underlying such claim(s) that are the subject of such Claim Notice and all the Seller Losses or the Buyer Losses, as applicable, related thereto, whether arising before or after the expiration of such applicable survival period, shall survive with respect to such claim until such time as such claim is finally resolved.
     10.7 Treatment of Indemnification Payments. Each of the Buyer and the Seller agrees to treat any payment made under this Article X as an adjustment to the Purchase Price.
     10.8 Calculation of Indemnity Payments. The amount of any Seller Losses and Buyer Losses for which indemnification is provided under Article X shall be net of any insurance proceeds received by the Indemnified Party or any of its Affiliates as an offset against such Losses. The Indemnifying Party may require an Indemnified Party to assign the rights to seek recovery pursuant to the preceding sentence; provided that the Indemnifying Party will then be responsible for pursuing such recovery at its own expense. If the amount to be netted under this Section 10.8 from any payment required under Article X is determined after payment by the Indemnifying Party of any amount otherwise required to be paid to an Indemnified Party pursuant to this Article X, the Indemnified Party shall repay to the Indemnifying Party, promptly after such determination, any amount that the Indemnifying Party would not have had to pay pursuant to this Article X had such determination been made at the time of such payment. No Buyer Losses or Seller Losses, as the case may be, shall be determined or increased based on any multiple of any financial measure (including earnings, sales or other benchmarks) that might have been used by the Buyer in the valuation of the Business and Transferred Assets.
     10.9 Exclusive Remedy. The Buyer and the Seller each acknowledge and agree that its sole and exclusive remedy with respect to any and all matters arising out of, relating to or connected with the Business, the Transferred Assets, this Agreement and the transactions contemplated hereby (other than claims of, or causes of action arising from, fraud, willful breach, of intentional misrepresentation) shall be pursuant to the indemnification provisions set forth in this Article X and Section 5.15.
ARTICLE XI
MISCELLANEOUS
     11.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or by telecopy or facsimile, upon confirmation of receipt, (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the fifth Business Day following the date of mailing if delivered by registered or certified mail return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

if to the Seller, to:
Finisar Corporation
1389 Moffett Park Drive
Sunnyvale, CA 94089-1134
Attn: General Counsel
Facsimile: 408-541-5660
with copies to:
Durham Jones & Pinegar, P.C.
192 E. 200 N., Third Floor
St. George, UT 84790
Attention: Joshua E. Little
Facsimile: 435-628-1610
if to the Buyer, to:
JDS Uniphase Corporation
430 N. McCarthy Blvd.
Milpitas, CA, 95035
Attn: General Counsel
Facsimile: 408-546-4300
with copies to:
Morrison & Foerster LLP
755 Page Mill Road
Palo Alto, CA 94306
Attention: S. Dawn Smith
Facsimile: 650-251-3862
     11.2 Counterparts; Facsimile Signature. This Agreement may be executed in any number of counterparts, each of which shall be considered one and the same agreement and shall become effective when all counterparts have been signed by each of the parties and delivered to the other party, it being understood that the parties need not sign the same counterpart. Any party may execute this Agreement by facsimile signature, and the other parties will be entitled to rely on such facsimile signature as conclusive evidence that this Agreement has been duly executed by such party.
     11.3 Bulk Sales. The parties hereto agree to waive compliance with the provisions of the Laws of any jurisdiction relating to a bulk sale or transfer of the Transferred Assets that may be applicable to the transactions contemplated by this Agreement.
     11.4 Further Assurances. From time to time after the Closing and without further consideration, the parties shall, and shall cause their respective Affiliates to, execute,

acknowledge and deliver such documents and instruments of conveyance, assignment, transfer and delivery or assumption and take or cause to be taken such other actions as the other party may reasonably request in order to carry out the purpose and intention of this Agreement, including to consummate more effectively the purchase, sale, conveyance, assignment, transfer and delivery of the Transferred Assets and assumption of the Assumed Liabilities as contemplated by this Agreement, to vest in the Buyer title to the Transferred Assets or to enable the Buyer to protect, exercise and enjoy all rights and benefits of the Business and to consummate the transactions contemplated by this Agreement.
     11.5 Entire Agreement. This Agreement (including the documents, other exhibits and the instruments referred to herein) and the Confidentiality Agreement constitute the entire agreement among all the parties hereto and terminates and supersedes all prior agreements and understandings, oral and written, among all the parties hereto with respect to the subject matter hereof and thereof.
     11.6 Third-Party Beneficiaries. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns. Nothing in this Agreement, expressed or implied, is intended to or shall confer on any Person other than the parties hereto or their respective successors and assigns, any rights, remedies or Liabilities under or by reason of this Agreement.
     11.7 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either of the parties hereto, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other parties, and any attempt to make any such assignment without such consent shall be null and void; provided, however, that the Buyer may assign in writing its rights and obligations, in whole or in part, to one or more of its wholly-owned Subsidiaries, but the Buyer shall remain jointly and severally liable with any such assignee(s) with respect to all obligations of the Buyer hereunder.
     11.8 Amendment and Modification; Waiver. This Agreement may not be amended, except by an instrument in writing signed on behalf of each of the parties hereto. At any time prior to the Closing, the parties hereto may, to the extent legally permitted, (a) extend the time for the performance of any of the obligations or other acts of any other party hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of a party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.
     11.9 Costs and Expenses. Regardless of whether the transactions contemplated by this Agreement are consummated and except as otherwise provided in this Agreement, the Seller, on the one hand, and the Buyer, on the other hand, will each bear its own costs and expenses (including attorneys’ fees and costs) incurred in connection with this Agreement and the transactions contemplated by this Agreement.

     11.10 Mutual Drafting. The parties hereto have been represented by counsel who have carefully negotiated the provisions hereof. As a consequence, the parties do not intend that the presumptions of any laws or rules relating to the interpretation of contracts against the drafter of any particular clause should be applied to this Agreement and therefore waive their effects. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the intent of the parties.
     11.11 Governing Law. This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of California, without giving effect to the principles of conflict of laws thereof.
     11.12 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability and shall not render invalid or unenforceable the remaining terms and provisions of this Agreement or affect the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.
     11.13 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of any provision of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.
[SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their respective duly authorized Representatives as of the date first above written.

Finisar Corporation, a Delaware corporation
By:	/s/ Jerry S. Rawls
	Name:	Jerry S. Rawls
	Title:	Executive Chairman

JDS Uniphase Corporation, a Delaware corporation
By:	/s/ Sharad Rastogi
	Name:	Sharad Rastogi
	Title:	Senior Vice President, Corporate Development and Marketing

[Signature Page to Asset Purchase Agreement]